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                                                                    Exhibit 10.6

                                25 September 2003

                            CRANWOOD COMPANY LIMITED
                                    as vendor

                       BRIGHT HORIZON ENTERPRISES LIMITED
                                  as purchaser

                                 TOM.COM LIMITED
                                  as guarantor

                                 TOM ONLINE INC.
                                  as guarantor


                       ==================================

                                    AGREEMENT
                          for the sale and purchase of
                       the entire issued share capital of
                          PUCCINI INTERNATIONAL LIMITED

                       ==================================

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                                    CONTENTS

Clause                                                                      Page

1.   INTERPRETATION............................................................2
2.   CONDITIONS TO COMPLETION.................................................11
3.   PRE-COMPLETION UNDERTAKINGS..............................................14
4.   SALE AND PURCHASE OF THE SALE SHARE AND CONSIDERATION....................15
5.   ECONOMIC BENEFITS OF LTWJI...............................................21
6.   COMPLETION...............................................................22
7.   THE 2004 AUDITED ACCOUNTS................................................24
8.   EVENTS OF DEFAULT AND REVERSAL OF ACQUISITION............................25
9.   PURCHASER'S UNDERTAKINGS.................................................27
10.  RESTRICTIONS ON VENDOR...................................................28
11.  WARRANTIES...............................................................29
12.  LIMITATIONS ON WARRANTY CLAIMS...........................................30
13.  GUARANTEES BY TOM AND HOLDCO.............................................32
14.  PROPOSED LISTING OF HOLDCO...............................................32
15.  WITHHOLDINGS AND DEDUCTIONS..............................................32
16.  ENTIRE AGREEMENT.........................................................33
17.  VARIATION................................................................33
18.  ASSIGNMENT...............................................................33
19.  ANNOUNCEMENTS............................................................33
20.  CONFIDENTIALITY..........................................................34
21.  COSTS....................................................................34
22.  INVALIDITY...............................................................34
23.  COUNTERPARTS.............................................................35
24.  WAIVER...................................................................35
25.  FURTHER ASSURANCE........................................................35
26.  NOTICES..................................................................35
27.  GOVERNING LAW AND JURISDICTION...........................................37
SCHEDULE 1  THE COMPANY, THE SUBSIDIARY AND LTWJI.............................38
   Part A  Details of the Company.............................................38
   Part B  Details of the Subsidiary..........................................39

                                                                          Page I

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   Part C  Details of LTWJi...................................................40
SCHEDULE 2  THE WARRANTIES....................................................41
   Part A: Part A Warranties..................................................41
   Part B: Part B Warranties..................................................53
SCHEDULE 3  PRINCIPAL ACCOUNTING POLICIES.....................................61
SCHEDULE 4  LIST OF DISCLOSED DOCUMENTS.......................................67
SCHEDULE 5  LOAN TERM SHEET...................................................69

                                                                         Page II

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THIS AGREEMENT is made on 25 September 2003

BETWEEN:

(1) CRANWOOD COMPANY LIMITED, a company incorporated under the laws of the Republic of Liberia whose registered office is at 80 Broad Street, City of Monrovia, the Republic of Liberia (the Vendor);

(2) BRIGHT HORIZON ENTERPRISES LIMITED, a company incorporated in the British Virgin Islands with limited liability, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, the British Virgin Islands (the Purchaser);

(3) TOM.COM LIMITED, an exempted company incorporated in the Cayman Islands with limited liability, whose principal place of business is at 48/F, The Center, 99 Queen's Road Central, Hong Kong (TOM); and

(4) TOM ONLINE INC. an exempted company incorporated in the Cayman Islands with limited liability, whose registered office is at M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies (Holdco).

WHEREAS:

(A) Puccini International Limited (the Company) is a private company limited by shares incorporated in the Cayman Islands. The Vendor is the sole legal and beneficial owner of the entire issued share capital of the Company.

(B) The Company will also be the sole registered owner of Puccini Network Technology (Beijing) Limited [Company Name in Chinese] a wholly-foreign owned enterprise to be established under the laws of the PRC (the Subsidiary).

(C) Beijing Leitingwuji Network Technology Company Limited [Company Name in Chinese] (LTWJi) is a limited liability company established in Beijing, the PRC which is primarily engaged in IVR Services.

(D) Mr. Wang (as hereinafter defined) and Ms. Wang (as hereinafter defined) are the registered owners of eighty per cent (80%) and twenty per cent (20%) respectively of the registered capital of LTWJi (the Equity Interest). At the time of Completion, the Company and the Subsidiary, through certain loan, option and economic relationships and contractual arrangements with Mr. Wang and Ms. Wang, will have rights over the Equity Interest, to include exclusive options exercisable at any time by the Company or its designated parties to purchase from each of Mr. Wang and Ms. Wang all of his and/or her Equity Interest.

(E) The Purchaser acknowledges that the Business (as hereinafter defined) has significant potential in the PRC and that the Purchaser wishes to acquire the Sale Share (as hereinafter defined) to enable it to gain immediate access to, and to take a lead in, the IVR Services market in the PRC. TOM considers that such acquisition will be in the best interests of its shareholders.

                                                                          Page 1

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(F)  The Purchaser is a direct wholly-owned subsidiary of Holdco and an indirect wholly-owned subsidiary of TOM as at the date of this Agreement. To the extent it is reasonably practicable (and subject to, inter alia, the obtaining of relevant regulatory and shareholder approvals, the availability of appropriate underwriting and the then prevailing market conditions), TOM wishes to obtain the listing of and permission to deal in Holdco Shares on GEM (as hereinafter defined) and/or Nasdaq as soon as practicable.

(G) The Vendor is a substantial shareholder of TOM holding approximately 24.7% of TOM's issued share capital as at the date of this Agreement.

(H) Following arm's length negotiations initiated by the Purchaser, the Vendor has agreed to sell the Sale Share (as hereinafter defined) to the Purchaser for the consideration and upon the terms set out in this Agreement.

(I) Holdco has agreed to guarantee the obligations of the Purchaser under this agreement, on the terms and subject to the conditions set out herein. TOM has agreed to guarantee the obligations of Holdco pending any listing of its securities on GEM and/or Nasdaq or some other stock exchange, on the terms and subject to the conditions set out herein.

IT IS AGREED as follows:

1.   Interpretation

1.1  In this Agreement:

2003 Audited Accounts means the audited consolidated balance sheet of the Company made up as at 31 December 2003 and the audited consolidated profit and loss account of the Company for the year ending 31 December 2003 prepared in accordance with US GAAP;

2003 Net Profit means the consolidated net profit after tax and before extraordinary items of the Company as shown in the 2003 Audited Accounts (which for the purpose of determining the Earn-Out Amount, shall exclude amortisation of intangibles arising from the Acquisition, if any);

2004 Audited Accounts means the audited consolidated balance sheet of the Company made up as at 31 December 2004 and the audited consolidated profit and loss account of the Company for the year ending 31 December 2004 prepared in accordance with US GAAP and in accordance with clause 7;

2004 Net Profit means the consolidated net profit after tax and before extraordinary items of the Company as shown in the 2004 Audited Accounts (which for the purpose of determining the Earn-Out Amount, shall exclude amortisation of intangibles arising from the Acquisition, if any);

2004 Report Date means the later of the date of the auditors report on the 2004 Audited Accounts and the date on which the 2004 Audited Accounts are agreed or determined in accordance with clause 7;

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Accounts means in relation to any financial year of a Group Company:

(a) the audited consolidated balance sheet of such Group Company as at the Accounts Date in respect of that financial year; and

(b) the audited consolidated profit and loss account of such Group Company in respect of that financial year,

together with any notes, reports or statements included in or annexed to them;

Accounts Date means, in relation to any financial year of any Group Company, the last day of that financial year;

Acquisition means the sale and purchase of the Sale Share upon the terms and subject to the conditions set out in this Agreement;

acting in concert shall have the meaning given in the Code;

Beijing Mobile means Beijing Mobile Communication Company Limited, a wholly-owned subsidiary of China Mobile;

Beijing Mobile Wireless IVR Services Agreement means the wireless IVR services agreement for the provision of information products between LTWJi and Beijing Mobile dated 30 October 2002 and amended by the amendment agreement dated 3 June 2003;

Board means the board of directors of the Company;

Business means the IVR Business currently carried out by LTWJi in the PRC;

Business Agreements means:

(a)  the Beijing Mobile Wireless IVR Services Agreement;

(b) the 12586 wireless IVR Services agreement for the provision of community-oriented products between LTWJi and Beijing Mobile dated 3 July 2003; and

(c) the SMS services agreement between LTWJi and Beijing Mobile effective from 1 May 2003,

in each case as they may be supplemented, varied, amended, renewed or replaced (including where a different subsidiary of China Mobile replaces Beijing Mobile as the contracting party);

Business Day means a day (excluding Saturdays and days on which a tropical cyclone warning No. 8 or above or a "black" rain warning signal is hoisted in Hong Kong at any time between 9.00 am and 5.00 pm) on which banks generally are open in Hong Kong for the transaction of normal banking business;

Business Operating Agreement means the business operating agreement in the agreed form to be entered into prior to Completion amongst the Subsidiary, LTWJi, Mr.

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Wang and Ms. Wang, under which, among other things: (1) without the prior written consent of the Subsidiary, LTWJi will not engage in any activity that could have a material adverse effect on its assets, liabilities, rights, obligations, equity and/or operations; and (2) the Subsidiary agrees to be the performance guarantor of LTWJi;

Cash Consideration shall have the meaning given in clause 4.5(c);

China Mobile means China Mobile (Hong Kong) Limited, a company incorporated in Hong Kong with limited liability, whose shares are listed on the Hong Kong Stock Exchange and the New York Stock Exchange;

Code means the Hong Kong Code on Takeovers and Mergers;

Companies Ordinance means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

Company shall have the meaning given in Recital (A) and its details are set out in Part A of Schedule 1;

Completion means completion of the sale and purchase of the Sale Share in accordance with clause 6 of this Agreement;

Completion Date means the fifth (5th) Business Day after the date of fulfilment or waiver of the last of the Conditions in accordance with clause 2 (or such other date and the Vendor and the Purchaser may agree in writing);

Conditions means the conditions to Completion specified in clause 2.1;

Consideration Shares shall have the meaning given in clause 4.5(b);

Contractual Arrangements and Contractual Arrangement shall have the meaning given in clause 2.1(d);

Costs means liabilities, losses, damages, costs (including legal costs) and expenses, in each case of any nature whatsoever other than stamp duty;

Devine Contractual Arrangements means each of:

(a) the pledge agreement in respect of the Equity Interest dated 25 July 2002 between Devine Gem and Mr. Wang and Ms. Wang;

(b) a trust investment agreement dated 25 July 2002 amongst Devine Gem, Mr. Wang and Ms. Wang;

(c) an exclusive share option agreement dated 25 July 2002 amongst Devine Gem, Mr. Wang and Ms. Wang;

(d) an irrevocable equity transfer power of attorney dated 25 July 2002 in favour of Devine Gem from each of Mr. Wang and Ms. Wang; and

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(e)  a trust deed dated 25 July 2002 in favour of Devine Gem from each of Mr.
     Wang and Ms. Wang;

Devine Gem means Devine Gem Management Limited, a limited liability company incorporated under the laws of the British Virgin Islands whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands;

Disclosure Letter means the letter in the agreed form from the Vendor to the Purchaser executed and delivered immediately before the signing of this Agreement together with any Disclosure Letter Supplement given by the Vendor and accepted by the Purchaser in accordance with the terms of this Agreement;

Disclosure Letter Supplement means such letter from the Vendor to the Purchaser headed "Disclosure Letter Supplement" in such form as shall be acceptable to the Purchaser (in its absolute discretion), such acceptance being signified by its written acknowledgement of acceptance of the matters set out therein (and mere acknowledgement of receipt shall not be sufficient), to be executed and delivered (if at all) within two weeks of signing of this Agreement;

Domain Name Licence Agreement means the domain name licence agreement in the agreed form to be entered into prior to Completion between the Subsidiary and LTWJi, under which the Subsidiary will grant a non-exclusive licence to LTWJi to use the tomkid.com and ltwj.com domain names in return for a licence fee;

Domain Name Transfer Agreement means the domain name transfer agreement in the agreed form to be entered into prior to Completion by LWTJi and the Subsidiary, under which LTWJi will transfer the tomkid.com and ltwj.com domain names to the Subsidiary;

Earn-Out Amount shall have the meaning given in clause 4.5;

Earn-Out Consideration shall have the meaning given in clause 4.5;

Equity Interest shall have the meaning given in Recital (D);

Equity Pledge Agreements mean the equity pledge agreements in the agreed form to be entered into prior to Completion between the Subsidiary and each of Mr. Wang and Ms. Wang, under which Mr. Wang and Ms. Wang will pledge their equity interests in LTWJi to the Subsidiary to secure performance of LTWJi under the Exclusive Technical and Consultancy Services Agreement;

Escrow Agent means an escrow agent to be jointly appointed by the Purchaser and the Vendor (and who shall be a person acceptable to the Hong Kong Stock Exchange);

Event of Default shall have the meaning given in clause 8.1;

Exclusive Technical and Consultancy Services Agreement means the exclusive technical and consultancy services agreement in the agreed form to be entered into prior to Completion between the Subsidiary and LTWJi, under which the Subsidiary

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will provide technology-consulting services to LTWJi for a fee calculated according to a formula set out therein;

Final Payment Date means the Holdco Allotment Date or the TOM Allotment Date (as the case may be);

financial year shall be construed in accordance with section 2(1) of the Companies Ordinance;

GEM means the Growth Enterprise Market of the Hong Kong Stock Exchange;

GEM Listing Rules mean the Rules governing the Listing of Securities on GEM;

GO Threshold means 30% or more of the voting share capital of a company from time to time or such other threshold as may at the relevant time be specified in the Code as being the level for triggering a mandatory general offer under Rule
26.1 of the Code;

Group means the Company, the Subsidiary and LTWJi (save where used in Schedule 2, where it means the Company and LTWJi);

Group Company means any member of the Group;

HK$ means Hong Kong dollars, the lawful currency of Hong Kong;

Holdco Allotment Date shall have the meaning given in clause 4.5(a);

Holdco Average Closing Price shall have the meaning given in clause 4.5(a);

Holdco Cash Consideration shall have the meaning given in clause 4.5(a)(ii);

Holdco Shares means ordinary shares in the capital of Holdco (which are proposed to be listed on one or more recognised stock exchange);

Holdco Trading Day means any one day on which the Holdco Shares are traded on a relevant stock exchange;

holding company shall be construed in accordance with section 2(7) of the Companies Ordinance;

Hong Kong means the Hong Kong Special Administrative Region of the PRC;

Hong Kong Stock Exchange means The Stock Exchange of Hong Kong Limited;

Initial Consideration shall have the meaning given in clause 4.4;

Initial Cash Consideration shall have the meaning given in clause 4.4(a);

Intellectual Property Rights means patents, trade marks, service marks, trade names, domain names, design rights, integrated circuit layout rights, copyright (including rights in computer software and databases), rights in know-how and other intellectual

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property rights, in each case whether registered or unregistered and including applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world;

Internal IT Systems means the material information and communications technologies used by each Group Company, including without limitation hardware, proprietary and third party software, networks, peripherals and associated documentation;

Intra-Group Indebtedness means all debts outstanding between members of the Group and members of the Retained Group;

IPO Price means the offer price per Holdco Share under any initial public offering of Holdco Shares and listing of Holdco Shares on GEM (excluding any brokerage, Securities and Futures Commission transaction levy, investor compensation levy and Hong Kong Stock Exchange trading fee) or, if not listed on GEM, such other relevant recognised stock exchange;

IPO Shares shall have the meaning given in clause 4.4(b);

IVR Business means the business of provision of wireless IVR Services;

IVR Services means wireless interactive-voice recognition services provided through mobile telephone networks in the PRC;

Last Accounts means, in relation to LTWJi, the Accounts of LTWJi in respect of the six months ended on the Last Accounts Date;

Last Accounts Date means 30 June 2003 or, if later, the date of incorporation of the relevant company;

LIBOR means:

(a) the display rate per annum of the offered quotation for deposits in US dollars for a period of six months which appears on Telerate 3750 (or such other page as the parties may agree) at or about 11.00a.m. London time on the relevant date; or

(b) if the display rate cannot be determined under paragraph (a) above, the rate determined as if the parties had specified that the rate for the Due Date will be determined on the basis of the rates at which deposits in US dollars are offered by HSBC Bank plc at or about 11.00a.m. London time on the Due Date to prime banks in the London Interbank Market for a period of six months commencing on the relevant date for amounts comparable to the relevant sum, and for the purposes of this definition, Telerate Page 3750 means the display designated as Page 3750 on the Telerate Service (or such other pages as may replace Page 3750 on that service) or such other service as may be nominated by the British Bankers' Association (including the Reuters Screen) as the information vendor for the purposes of displaying British Bankers' Association Interest Settlement Rates for deposits in sterling;

Licence means any licence, permit, authorisation or consent required in the PRC in connection with the operation by the Group of the Business;

Loan Agreements means each of the loan agreements dated 25 July 2002 between Devine Gem and each of Mr. Wang and Ms. Wang, under which Devine Gem agreed to advance the necessary funds to each of Mr. Wang and Ms. Wang solely for the purpose of providing working capital for LTWJi (together with the related receipts from each of Mr. Wang and Ms. Wang);

Loan Agreement Assignments means the assignments in the agreed form to be entered into prior to Completion amongst Devine Gem, the Company, Mr. Wang and Ms. Wang in respect of the assignment of all the rights and interests of Devine Gem under each of the Loan Agreements to the Company;

Loan Covenants means each of the loan covenants in the agreed form to be entered into prior to Completion between each of the Company and Mr. Wang and Ms. Wang in respect of the assignment of the Loan Agreements pursuant to the Loan Agreement Assignments;

LTWJi shall have the meaning given in Recital (B) and its details are set out in Part C of Schedule 1;

Management Team means Mr. Ouyang Zhengyu [Name in Chinese], Ms. Miao Jing [Name in Chinese] and Ms. Shi Yuqi [Name in Chinese] of LTWJi;

Mr. Wang means Mr. WANG Lei-lei ([Name in Chinese]);

Ms. Wang means Ms. WANG Xiu-ling, Anita ([Name in Chinese]);

Nasdaq means the Nasdaq National Market;

Option Agreements mean the exclusive share option agreements in the agreed form to be entered into prior to Completion between the Company and each of Mr. Wang and Ms. Wang, under which the Company has an exclusive option exercisable at any time by the Company or its designated parties to purchase from each of Mr. Wang and Ms. Wang all of his or her equity interest in LTWJi as and when permitted under PRC law;

Part A Warranties means the representations and warranties set out in Part A of
Schedule 2 and Part A Warranty means any one of them;

Part A Warranty Claim means any claim for breach of a Part A Warranty;

Part B Warranties means the representations and warranties set out in Part B of
Schedule 2 and Part B Warranty means any one of them;

Part B Warranty Claim means any claim for breach of a Part B Warranty;

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Parties means the parties to this Agreement and Party means any of them;

Post-IPO Shares shall have the meaning given in clause 4.5(a);

Powers of Attorney means the powers of attorney in the agreed form to be executed prior to Completion by Mr. Wang and Ms. Wang in favour of individuals designated by the Subsidiary, under which Mr. Wang and Ms. Wang will give irrevocable proxies to individuals designated by the Subsidiary to vote on all corporate matters of LTWJi;

PRC means the People's Republic of China;

Properties means the properties of the Group, particulars of which are set out in the Disclosure Letter;

Retained Group means the Vendor, any holding company from time to time of the Vendor and any direct or indirect subsidiary from time to time of the Vendor or any such holding company or any Company which is controlled by the Vendor or any such holding company through any contractual arrangements (but excluding each Group Company);

RMB or Renminbi means the lawful currency of the People's Republic of China;

Sale Share means one share of US$1.00 in the capital of the Company, representing the entire issued share capital of the Company as at the date of this Agreement and as at Completion;

Schedules means the Schedules to this Agreement and Schedule shall be construed accordingly;

security interest means any security interest of any nature whatsoever including, without limitation, any mortgage, charge, pledge, lien, assignment by way of security or other encumbrance;

Subsidiary shall have the meaning given to it in Recital (C) and its details are set out in Part B of Schedule 1;

subsidiary and subsidiaries shall be construed in accordance with sections 2(4) to 2(6) of the Companies Ordinance;

Tax or Taxation means all forms of taxation and statutory, governmental, supra-governmental, federal, provincial, state, local governmental or municipal impositions, duties, contributions and levies by whatever name called whether in Hong Kong or elsewhere (including, without limitation, profits tax, salaries tax, interest tax, property tax, estate duty, customs and other import duties, capital duty, stamp duty, fees payable on any increase in the authorised or issued share capital of a company or on the allotment of any shares in a company, and all taxes on gross or net income, profits or gains, receipts, sales, use, occupation, franchise, personal property) and any interest on any such amounts and any penalties, fines or charges imposed in relation to such amounts;

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Tax Authority has the meaning given to it in the Tax Indemnity;

Tax Indemnity means the deed of indemnity in the agreed form to be executed by the Vendor and Devine Gem in favour of the Company, LTWJi and the Purchaser at Completion;

TOM Allotment Date shall have the meaning given in clause 4.5(b);

TOM Cash Consideration shall have the meaning given in clause 4.5(b);

TOM Consideration Shares shall have the meaning given to it in clause 4.5(b);

TOM Shares means shares of HK$0.10 each in the capital of TOM;

TOM Trading Day means any one day on which the TOM Shares are traded on GEM;

Transaction Documents means this Agreement, the Disclosure Letter, the Tax Indemnity and each of the Contractual Arrangements;

US$ or US dollars means the lawful currency of the United States of America;

US GAAP means the accounting principles generally accepted in the United States of America;

Warranties means the Part A Warranties and the Part B Warranties and Warranty shall be construed accordingly; and

Warranty Claim means any Part A Warranty Claim or Part B Warranty Claim.

1.2  In this Agreement, unless the context otherwise requires:

(a) references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(b) the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(c) any reference to an enactment is a reference to it as from time to time amended, consolidated or re-enacted (with or without modification) and includes all instruments or orders made under such enactment;

(d) any statement qualified by the expression to the best knowledge of the Vendor or so far as the Vendor is aware or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry and shall be deemed also to include the knowledge of each member of the Management Team;

(e) any reference to a document in the agreed form is to the form of the relevant document agreed between the Parties and for the purpose of identification initialled by each of them or on their behalf (in each case with such

                                                                         Page 10

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     amendments as may be agreed by or on behalf of the Vendor and the
     Purchaser);

(f) references to any Hong Kong legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than Hong Kong, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the Hong Kong legal term.

1.3 The Schedules and the recitals to this Agreement form part of this Agreement.

1.4  For the purpose of this Agreement:

(a)  the conversion rate between HK$ and RMB shall be HK$1 = RMB1.0638;

(b)  the conversion rate between US$ and HK$ shall be US$1 = HK$7.8; and

(c)  the conversion rate between US$ and RMB shall be US$1 = RMB8.29764.

2.   Conditions to Completion

2.1 Completion shall be conditional upon the following conditions having been fulfilled or waived in accordance with this Agreement:

(a) the passing by the board of directors of each of the Purchaser, Holdco and TOM of resolutions approving this Agreement and the Tax Indemnity and the transactions contemplated under this Agreement;

(b) to the extent required under the GEM Listing Rules, the approval by the independent shareholders of TOM voting by way of poll at a general meeting of this Agreement and the Tax Indemnity and the transactions contemplated under this Agreement including, without limitation, the allotment and issue by the Purchaser of the Consideration Shares and (if necessary) any allotment and issue by TOM of the TOM Consideration Shares;

(c) the Beijing Mobile Wireless IVR Services Agreement being renewed or being replaced by a new contract between LTWJi and Beijing Mobile (or another subsidiary of China Mobile) which, in each case, is (in the Purchaser's reasonable opinion) on substantially the same terms (including in respect of duration) and in respect of substantially the same subject matter;

(d) each of the following documents having been duly executed by each of the parties thereto (and certified copies thereof having been delivered to the Purchaser):

          (i)    the Business Operating Agreement;

          (ii)   the Equity Pledge Agreements;

          (iii)  the Loan Agreement Assignments;

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          (iv)   the Loan Covenants;

          (v)    the Option Agreements;

          (vi)   the Domain Name Transfer Agreement;

          (vii)  the Domain Name Licence Agreement;

          (viii) the Exclusive Technical and Consultancy Services Agreement; and

          (ix)   the Powers of Attorney,

     together, the Contractual Arrangements and each a Contractual Arrangement;

(e) certified copies of each of the following documents having been delivered by the Vendor to the Purchaser:

          (i)    the duly executed Loan Agreements; and

          (ii) a duly executed deed of termination and release (in the agreed form) in respect of each of the Devine Contractual Arrangements;

(f) a deed of waiver and release from Devine Gem in favour of LTWJi, the Subsidiary and the Company irrevocably waiving and releasing all claims that it may have against any of LTWJi, the Subsidiary and the Company;

(g) a release from Devine Gem in favour of Ms. Wang and Mr. Wang irrevocably waiving and releasing them from all claims that it may have against them and all obligations that they may owe the Vendor (other than in respect of the Loan Agreements, the benefit of which is to be assigned to the Company prior to Completion);

(h) legal opinions being delivered to the Purchaser in the agreed form and in terms satisfactory to the Purchaser by:

          (i) the Vendor's Liberian counsel, Messrs. Liberia Law Services, PLLC, (together with a certificate of good standing issued by the Liberian Corporate Registry, LISCR) as to the due incorporation of the Vendor and confirming that the terms of this Agreement are legally valid and binding upon the Vendor and enforceable by the Purchaser against the Vendor; and

          (ii) the Company's PRC counsel, Commerce and Finance Law Offices, confirming (inter alia) that the terms of each of the Contractual Arrangements both taken individually and together as a whole do not violate any applicable PRC law, rules, regulations or public policy and are legally valid and binding upon the parties thereto, do not violate any applicable PRC laws or regulations and enforceable by the Company against the relevant counterparties;

(i) new contracts of employment for a term of not less than three (3) years from the date of Completion being entered into on terms satisfactory to the Purchaser between LTWJi and each of the Management Team (and certified copies thereof being delivered to the Purchaser);

(j) the results of the legal and financial due diligence carried out by the Purchaser on each Group Company being satisfactory to the Purchaser;

(k) any Disclosure Letter Supplement which may be delivered by the Vendor to the Purchaser within the period of two weeks from the date of this Agreement being in a form acceptable to the Purchaser (in its absolute discretion), such acceptance of the Purchaser to be signified only by the Purchaser's written acknowledgement of acceptance of the matters set out in such letter (and mere acknowledgement of receipt shall not be sufficient);

(l) there not having occurred, and there being no fact, matter or circumstance (that exists on or before the date of this Agreement or arises or occurs on or before the Completion Date) which could, in the reasonable opinion of the Purchaser, give rise to any material breach of clause 3;

(m) none of the representations and warranties of the Vendor contained herein being untrue, inaccurate or misleading in any material respect and there being no change of circumstances such that, if repeated at any time prior to Completion (including, for the avoidance of doubt, on the date hereof, and the Completion Date) by reference to the facts and circumstances then existing, any such representations and warranties would be breached or untrue or inaccurate or misleading in any material respect;

(n) none of the current Business Agreements having terminated or expired and not having been immediately renewed or replaced by a further agreement between LTWJi and Beijing Mobile (or another subsidiary of China Mobile) which is/are (in the Purchaser's reasonable opinion) on substantially the same terms (including in respect of duration) and in respect of substantially the same subject matter; and

(o) there not having occurred any event or events beyond the Company's or the Purchaser's control, after making all reasonable efforts to prevent its or their occurrence, as a result of which LTWJi ceases to hold all necessary Licences or it ceases to have the benefit of any Business Agreement that is required for it to carry on the Business in the ordinary course.

2.2 Each of the Vendor and the Purchaser undertakes to use all reasonable endeavours to ensure that the Conditions are fulfilled as soon as reasonably practicable after the date of this Agreement and in any event by 28 October 2003 unless otherwise agreed in writing by the Vendor and the Purchaser.

2.3 The Purchaser shall notify the Vendor in writing as soon as all of the Conditions have been fulfilled to the satisfaction of the Purchaser or waived.

2.4 The Purchaser shall be entitled in its absolute discretion, by written notice to the Vendor, to waive any or all of the Conditions (other than the Conditions set out in clauses 2.1(b) or (k)) either in whole or in part.

2.5 If any of the Conditions has not been fulfilled (or waived in accordance with clause 2.4) on or before the date specified in clause 2.2, this Agreement (other than clauses 1, 16, to 23, 26 and 27) shall automatically terminate and neither Party shall have any claim of any nature whatsoever against the other Party under this Agreement (save in respect of its accrued rights arising from any prior breach of this Agreement or in relation to clauses 1, 16, to 23, 26 and 27).

3.   Pre-Completion undertakings

3.1  Pending Completion, the Vendor shall ensure that:

(a) each Group Company shall carry on its business in the ordinary and usual course and shall not make (or agree to make) any payment other than routine payments in the ordinary and usual course of business;

(b) each Group Company shall take all reasonable steps to preserve and protect its assets and to preserve and retain the goodwill of each of their businesses (including the existing relationships with customers and suppliers and in particular under the Business Agreements);

(c) subject to clause 20, the Purchaser's representatives shall be allowed, upon reasonable notice and during normal business hours, access to (i) the books and records of each Group Company (including, without limitation, all statutory books, minute books, leases, contracts, supplier lists and customer lists) together with the right to take copies; and (ii) the premises used by or under the management of, each Group Company on such terms as are agreed between the Vendor and the Purchaser;

(d) no member of the Group or the Retained Group shall do, allow or procure any act or omission which would constitute or give rise to a breach of any Warranty if the Warranties were to be repeated on or at any time before Completion by reference to the facts and circumstances then existing as if references to the date of this Agreement were references to the relevant date;

(e) prompt disclosure is made to the Purchaser of all relevant information which comes to the notice of the Vendor in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a breach of any Warranty if the Warranties were to be repeated on or at any time before Completion by reference to the facts and circumstances then existing;

(f) subject to clause 5.1, no dividend or other distribution of any Group Company's assets to its members, whether in cash or otherwise, shall be declared, paid or made;

(g) no share or loan capital shall be created, allotted or issued or undertaken or agreed to be created, allotted or issued by any Group Company and no option over or other right to subscribe for any share or loan capital or other security is granted by any Group Company;

(h) no new borrowings of any kind are created by any Group Company and no existing borrowings of any kind of any Group Company are increased;

(i) all transactions between each Group Company and members of the Retained Group shall be on arm's length terms;

(j) the amount of any Intra-Group Indebtedness owed by each Group Company as at the date of this Agreement shall not be increased and no new Intra-Group Indebtedness shall be created into by any Group Company; and

(k) no action is taken by any member of the Group or the Retained Group which is inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated under this Agreement.

3.2 Pending Completion, the Vendor shall ensure that each Group Company consults fully with the Purchaser in relation to any matters which may have a material effect upon the Group.

4.   Sale and purchase of the Sale Share and consideration

4.1 Subject to and in accordance with the terms of this Agreement, the Vendor shall sell and transfer and the Purchaser shall purchase the Sale Share with effect from Completion. The Sale Share shall be sold with all rights attaching to it, including the rights to receive all distributions and dividends as declared, made or paid in respect of the Sale Share on or after Completion.

4.2 The Vendor covenants and warrants that it has and will at Completion have the right to sell and transfer full legal and beneficial ownership in the Sale Share free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption) of any nature whatsoever.

4.3 The consideration for the Sale Share shall comprise the Initial Consideration and the Earn-Out Consideration.

4.4  The Initial Consideration shall be:

(a) the sum of US$1 which shall be paid in cash at Completion to the Vendor (or as it may direct in writing), whose receipt shall be absolute discharge thereof (the Initial Cash Consideration); and

(b) if Holdco Shares are listed on GEM or any other recognised stock exchange (Listed) at any time on or before 31 December 2004, the sum of US$18,500,000 which shall be satisfied by the issue and allotment to the Vendor at any time prior to, or on the date which is six months' after, the commencement of trading of Holdco Shares on GEM or such other recognised stock exchange (provided that Completion has taken place) of such number of Holdco Shares (credited as fully paid) as when multiplied by the IPO Price is equal to US$18,500,000 (the IPO Shares), the certificates representing such IPO Shares to be delivered by the Purchaser to the Escrow Agent to be held by the Escrow Agent in accordance with clause 4.8, subject to adjustment for claw-back pursuant to clause 4.6.

For the avoidance of doubt, if Holdco Shares are not Listed at any time on or before 31 December 2004, the Initial Consideration shall comprise only the Initial Cash Consideration.

4.5 The Earn-Out Consideration shall be the amount by which the Earn-Out Amount exceeds the Initial Consideration, where the Earn-Out Amount is an amount equal to:

(i)  7.7 times the 2004 Net Profit; or

(ii) in the event that the 2004 Net Profit is less than an amount equal to 1.2 times the 2003 Net Profit (for the purpose of this sub-paragraph, the minimum amount of the 2003 Net Profit will be RMB40,000,000), an amount equal to 6 times the 2004 Net Profit, provided that the maximum amount of the Earn-Out Amount will not be more than US$150,000,000. The Earn-Out Consideration will be satisfied in the following manner:

(a) if Holdco Shares are Listed at any time on or before 31 December 2004, by the issue and allotment to the Vendor within 30 days after the 2004 Report Date (the Holdco Allotment Date) of such number of Holdco Shares (credited as fully paid) as when multiplied by an issue price equal to the average closing price per Holdco Share as quoted on GEM or, if Holdco Shares are not so listed, any other recognised stock exchange for the thirty (30) Holdco Trading Days immediately preceding the 2004 Report Date (the Holdco Average Closing Price) is equal to the amount by which 50% of the Earn-Out Amount exceeds US$18,500,001 (the Post-IPO Shares, and together with the IPO Shares, the Consideration Shares), PROVIDED THAT if the aggregate number of Post-IPO Shares to be so issued and allotted and the Holdco Shares already owned by the Vendor (and parties acting in concert with it (if any)) as at the Holdco Allotment Date would be equal to or more than the GO Threshold:

          (i) the number of the Post-IPO Shares shall be equal to the difference between: ('a') such number of Holdco Shares representing 1.0% less than the GO Threshold of the then issued share capital of Holdco; and ('b') the number of Holdco
                 Shares already owned by the Vendor (and parties acting in concert with it (if any)) as at the Holdco Allotment Date; and

          (ii) the balance (if any) of such 50% of the Earn-Out Amount shall be paid in cash to the Vendor (or as it may direct in writing), whose receipt shall be absolute discharge thereof, (the Holdco Cash Consideration); and

(b) if Holdco Shares are not Listed at any time on or before 31 December 2004, by the issue and allotment to the Vendor (or its nominee(s)) within 30 days after the 2004 Report Date (the TOM Allotment Date) of such number of TOM Shares (credited as fully paid) as when multiplied by an issue price equal to the average closing price per TOM Share as quoted on GEM for the thirty
     (30) TOM Trading Days immediately preceding the 2004 Report Date is equal to 50% of the Earn-Out Amount less US$1 (the TOM Consideration Shares), PROVIDED THAT if the aggregate number of the TOM Consideration Shares to be so issued and allotted and the TOM Shares already owned by the Vendor (and parties acting in concert with it (if any)) as at the TOM Allotment Date would be equal to or more than the GO Threshold then:

          (i) the number of the TOM Consideration Shares to be issued and allotted to the Vendor (or its nominee(s)) shall be equal to the difference between: ('a') such number of TOM Shares representing 1.0% less than the GO Threshold of the then issued share capital of TOM; and ('b') the number of TOM Shares already owned by the Vendor (and parties acting in concert with it (if any)) as at the TOM Allotment Date; and

          (ii) the balance of such 50% of the Earn-Out Amount less US$1 (the TOM Cash Consideration) shall be paid in cash to the Vendor (or as it may direct in writing), whose receipt shall be absolute discharge thereof; and

(c) whether or not Holdco Shares are Listed at any time on or before 31 December 2004, by the payment of the remaining 50% of the Earn-Out Consideration (the Cash Consideration) in cash to the Vendor (or as it may direct in writing), whose receipt shall be absolute discharge thereof, on the Holdco Allotment Date or the TOM Allotment Date (as the case may be).

4.6 If Holdco Shares are Listed at any time on or before 31 December 2004 and 50% of the Earn-Out Amount is less than the Initial Consideration (being US$18,500,001), then:

(a) the Initial Consideration shall be reduced by the difference between 50% of the Earn-Out Amount and the Initial Consideration (the Claw-Back); and

(b) the Purchaser and the Vendor shall give written instructions on or before the 2004 Report Date to the Escrow Agent to hold such number of IPO Shares as would be equal to the Claw-Back at the Holdco Average Closing Price to the order of Holdco as from the 2004 Report Date and to sell all or any such IPO Shares in accordance with applicable laws, rules and regulations at any price agreed by the Purchaser or Holdco through any broker appointed by the Purchaser or Holdco (in its absolute discretion) in the market or in any other manner as the Purchaser or Holdco in its absolute discretion may determine and the proceeds of any such sale(s) shall be paid (net of expenses and commissions) to Holdco or the Purchaser (or as either may direct) (and the Vendor shall not be concerned as to the application of such proceeds).

4.7 The Consideration Shares or, as the case may be, the TOM Consideration Shares to be issued pursuant to clauses 4.4 and/or 4.5 (as the case may be) shall rank pari passu and form a single class with the existing ordinary shares in the capital of Holdco or, as the case may be, TOM and shall carry the right to receive in full all dividends declared, made or paid by reference to a record date after the date of allotment.

4.8 The IPO Shares (represented by their share certificates) shall immediately upon issue be deposited by the Vendor in escrow with the Escrow Agent (on terms acceptable to the Hong Kong Stock Exchange and the Purchaser) until the Business Day immediately after Final Payment Date, subject to clause 4.6(b). The Vendor shall deposit 10 instruments of transfer and contract notes in respect of the IPO Shares duly executed by the Vendor in blank with the Escrow Agent at the time of their issue. The Escrow Agent shall hold the certificates for the IPO Shares (together with the executed blank instruments of transfer and contract notes) in safe custody for the Vendor and the Purchaser in a designated escrow account in accordance with the provisions of clause 4.9.

4.9 Subject always to clause 4.10, the IPO Shares shall be held by the Escrow Agent on the basis that:

(a) the Vendor shall be entitled to exercise voting rights attaching to, and receive any dividends or distributions in respect of, such IPO Shares deposited with the Escrow Agent;

(b) subject to clause 4.6(b), the IPO Shares shall be held by the Escrow Agent until the Business Day after the Final Payment Date (when the balance of such IPO Shares, after any transfer to escrow in accordance with clause 4.9(c), shall be released to the Vendor) and any such IPO Shares shall only be released prior to that date if the Escrow Agent is directed by the Vendor and the Purchaser by joint written notice to do so;

(c) notwithstanding any other provision in this Agreement to the contrary, if the Escrow Agent receives a written notice from the Purchaser that it has claim(s) for breach of any Part B Warranties or any claim in respect of any breach of clause 5.2 and that the deductions and deposits in escrow made by the Purchaser in accordance with clauses 4.12 and 4.13 are insufficient to meet such claims (assuming they become payable in full), the Vendor agrees that the Escrow Agent shall cause certificates (together with the related instruments of transfer) representing such number of IPO Shares as is equal to the shortfall (on the basis of the average price per Holdco Share for the previous 30 trading days) to be transferred into and held as Escrow Shares on the basis of the escrow arrangements set out in clause 4.13 from the Business Day after the Final Payment Date; and

(d) if an Event of Default occurs or is in existence and the Purchaser gives a written notice to the Vendor under clause 8.3 electing for rescission of this

     Agreement, the Purchaser and Holdco shall each have the right exercisable at any time thereafter to instruct the Escrow Agent to sell all or any IPO Shares at any price agreed by the Purchaser or Holdco through any broker appointed by the Purchaser or Holdco (in their absolute discretion) in the market or in any other manner as the Purchaser or Holdco in their absolute discretion may determine and all proceeds of any such sale(s) shall be paid (net of expenses and commissions) to Holdco (or as it may direct) (and the Vendor shall neither be concerned as to the application of such sale proceeds nor liable for any loss or damages incurred with respect to such sale).

4.10 In the event that any Consideration Shares are issued pursuant to clause
4.4 or 5, such Consideration Shares shall be issued to the Vendor, and the Vendor hereby agrees to take the Consideration Shares, subject to the following restrictions:

(a) the Vendor will, at any time during the period of 12 months after the date on which dealings in the Holdco Shares commence on GEM: (i) immediately inform the Purchaser of any pledges or charges of any shares or other securities of Holdco beneficially owned by it and the number of such shares or other securities of Holdco so pledged or charged; and (ii) immediately inform the Purchaser of any indication received by it, either verbal or written, from the pledgee or chargee of any shares or other securities of Holdco pledged or charged that such shares or other securities of Holdco will be disposed of; and

(b) except with the prior consent of the Purchaser and other than in compliance with the requirements of the Hong Kong Stock Exchange, the GEM Listing Rules and the rules and regulations of any other relevant stock exchange:

          (i) at any time on or before the date falling six months after the Final Payment Date (the Lockup Date), the Vendor (or its nominee(s)) shall not sell, dispose of, transfer or assign any of its direct or indirect interest in (nor enter into any agreement to sell, dispose of, transfer or assign its direct or indirect interest in) (collectively, Sell) any of the Consideration Shares; and

          (ii) after the Lockup Date, the Vendor (or its nominee(s)) shall not Sell more than 1% of the aggregate number of the Consideration Shares on any one Holdco Trading Day (the Holdco Daily Limit). For the avoidance of doubt, all or any part of any unused Holdco Daily Limit in respect of any one Holdco Trading Day shall not be carried forward to any other Holdco Trading Day and/or accumulated with the Holdco Daily Limit in respect of any other Holdco Trading Day.

4.11 In the event that the TOM Consideration Shares are issued pursuant to clause 4.5(b), the TOM Consideration Shares shall be issued to the Vendor, and the Vendor hereby agrees to take the TOM Consideration Shares, subject to the restrictions set out in this clause 4.11. Except with the prior consent of the
Purchaser:

(a) at any time on or before the Lockup Date, the Vendor (or its nominee(s)) shall not Sell any of the TOM Consideration Shares; and

(b) after the Lockup Date, the Vendor (or its nominee(s)) shall not Sell more than 1% of the aggregate number of the TOM Consideration Shares on any one TOM Trading Day (the TOM Daily Limit). For the avoidance of doubt, all or any part of any unused TOM Daily Limit in respect of any one TOM Trading Day shall not be carried forward to any other TOM Trading Day and/or accumulated with the TOM Daily Limit in respect of any other TOM Trading Day.

4.12 Subject to clause 12, if and to the extent the Purchaser makes any Part B Warranty Claim or any claim in respect of any breach of clause 5.2 (a Claim) which is either agreed between the Vendor and the Purchaser or determined by binding arbitration or by a judgment of the court (Determined) prior to the Final Payment Date, the Purchaser shall be entitled to deduct from and set off against any payments which it would otherwise be required to make pursuant to clause 4 (whether in the form of cash or TOM Shares or Holdco Shares) the aggregate amount of such agreed or Determined Claim.

4.13 Subject to clause 12, if and to the extent the Purchaser makes any Claims which are not agreed between the Purchaser and the Vendor or Determined prior to the Final Payment Date, the Purchaser shall:

(a) on the Final Payment Date deduct from and set off against the payment which it would otherwise be required to make pursuant to clause 4 (whether in the form of cash or TOM Shares or Holdco Shares) the aggregate amount of such Claims; and

(b)  deposit:

          (i) on the Final Payment Date such amount (not being more than the aggregate amount of the Cash Consideration and any Holdco Cash Consideration or TOM Cash Consideration (as such aggregate amount may have been reduced pursuant to clause 4.12)) as represents the aggregate amount of such Claims (the Cash Escrow Amount) into a bank account to be opened in the joint names of the Purchaser and the Vendor (the Cash Escrow Account); and

          (ii) where the aggregate amount of such Claims exceeds the Cash Escrow Amount, deposit in the case of Consideration Shares on the second Business Day after the Final Payment Date and in the case of TOM Consideration Shares, on the Final Payment Date share certificates in respect of such number of Consideration Shares or TOM Consideration Shares (as the case may be) in the name of the Vendor as is equivalent to the amount by which the aggregate amount of Claims exceeds the Cash Escrow Amount at the same issue price per share as is used in clause 4.5(a) (rounded down to the nearest board lot) (the Escrow Shares) with the Escrow Agent on terms that such shares may only be released from the custody of the Escrow Agent with the prior written authorisation of both the Vendor and the Purchaser pending such Claim(s) being agreed between the Purchaser and the Vendor or Determined. The Vendor shall promptly deliver such number of duly executed in blank instruments of transfer in respect of the Escrow Shares to the Escrow Agent as it may reasonably request.

In the event of the amount of any such Claim being agreed between the Purchaser and the Vendor or Determined, the Purchaser and the Vendor shall immediately upon such agreement or determination issue joint written instructions to pay the amount of such Claim from the Cash Escrow Account to the Purchaser. If and to the extent that there are insufficient funds in the Cash Escrow Account to meet any Claim which has been agreed or Determined, the Purchaser and the Vendor shall give written instructions to the Escrow Agent to either sell in the market (using such broker as the Purchaser and the Vendor shall agree, and failing agreement, shall be Holdco's nominated broker) or in any other manner agreed between the Vendor and the Purchaser (at a price per share which is no more than a 5% discount from the average closing price of the shares as quoted on GEM or such other relevant stock exchange for the previous 30 trading days) such number of Escrow Shares as are required to satisfy the shortfall and the proceeds of such sale (less any expenses and commissions) shall be paid by the Escrow Agent to and for the benefit the Purchaser. To the extent that there is any balance of cash remaining in the Cash Escrow Account or any Escrow Shares remaining in the Shares Escrow Account after each and every Claim has been agreed between the Purchaser and the Vendor or Determined and all relevant payments have been made to the Purchaser, the Purchaser and the Vendor shall procure the release of such cash balance and Escrow Shares to the Vendor. The Purchaser and the Vendor agree to sign all such documents as may be reasonably necessary to effect the relevant releases and disposals of Escrow Shares at the appropriate time under this clause (including all such documents as the Escrow Agent may reasonably request for the purpose of transferring any released Escrow Shares to any person).

4.14 Subject always to the connected transaction requirements of the GEM Listing Rules (if applicable), the Vendor hereby agrees that, if following a written request from either Holdco (if Holdco Shares are listed on GEM or any other recognised stock exchange by 31 December 2004) or TOM (if Holdco Shares are not so listed) (the Borrower), made at any time during the period of 10 Business Days immediately following the Final Payment Date, the Vendor will advance to the Borrower, by way of loan, a principal sum equal to 50% of the amount which represents the Cash Consideration actually received by the Vendor at that time less the aggregate amount of any Claims which have not been deducted by the Purchaser in accordance with the provisions of either clauses 4.12 or 4.13, upon the principal terms set out in the loan term sheet in Schedule 5. Holdco and the Borrower agree to use their best endeavours to agree and sign definitive legal documentation (incorporating normal commercial terms) to reflect the terms of such term sheet as soon as possible after the giving by the Borrower of its written request hereunder.

5.   Economic benefits of LTWJi

5.1 The Vendor agrees and acknowledges that prior to Completion, the Purchaser shall be entitled to enjoy all of the economic benefits of the Group under the Devine Contractual Arrangements (prior to their termination as contemplated herein), the Contractual Arrangements (when entered into) and the Loan Agreements with effect from the date of this Agreement (Economic Benefits) provided that, subject to clause 5.2, the Vendor shall be entitled to distribute the retained earning of the Group accumulated prior to the date of this Agreement.

5.2 The Vendor hereby warrants and undertakes to the Purchaser that as at the date of this Agreement, LTWJi has a minimum of RMB5,000,000 in cash (free of encumbrances) to satisfy its working capital and capital expenditure requirements.

6.   Completion

6.1 Completion of the sale and purchase of the Sale Share shall take place at the offices of the Purchaser's solicitors, Freshfields Bruckhaus Deringer, 11th Floor, Two Exchange Square, Central, Hong Kong, on the Completion Date. All of the events referred to in the clauses 6.2 to 6.5 shall take place at Completion.

6.2  The Vendor shall deliver (or cause to be delivered) to the Purchaser:

(a) a duly executed instrument of transfer in respect of the Sale Share in favour of the Purchaser or such person as the Purchaser may nominate and the share certificate for the Sale Share in the name of the relevant transferor and any power of attorney under which any transfer is executed on behalf of the Vendor;

(b) a counterpart of the original of the Tax Indemnity duly executed by the Vendor and each Group Company which is a party to it;

(c) in Hong Kong, the Certificates of Incorporation, Common Seal, Share Register and Share Certificate Book (with any unissued share certificates) and all minute books and other statutory books (which shall be written-up to but not including the date of Completion) of the Company;

(d) in the PRC, the statutory books of each of the Subsidiary and LTWJi (which shall be written up to but not including the Completion Date), the approval reply and the approval certificate issued by the relevant Foreign Economic and Trade Commission (and any certificate relating to any change of name if any), the current business licence (and any previous business licences), each of their chops and any other documents issued by any relevant PRC government authority relating to the Subsidiary and/or LTWJi;

(e) all such other documents (including any necessary waivers of pre-emption rights or other consents) as may be required to enable the Purchaser and/or its nominee to be registered as the holder of the Sale Share;

(f) letters of resignation under seal in the agreed form executed by each of the directors of each Group Company who the Purchaser requests resign at Completion;

(g) if requested by the Purchaser, a letter of resignation in the agreed form by the secretary of the Company;

(h) an extract of the minutes of the meeting of the directors of each Group Company authorising the execution by each Group Company of the Tax Indemnity (such extract being certified by a director of each respective Group Company as being a true copy of the original); and

(i) a certified true copy of the resolutions of the board of directors of the Vendor approving the execution by the Vendor of this Agreement and the transactions contemplated under this Agreement.

6.3 The Vendor shall procure the passing of resolutions of the Board by which the following business is transacted:

(a) the registration of the transfer of the Sale Share referred to in clause 6.2(a) is approved;

(b)  the execution of the Tax Indemnity by the Company is approved;

(c)  (if relevant) the resignations referred to in each of clauses 6.2(f) and
     (g) are accepted; and

(d) such persons as are nominated by the Purchaser are appointed as directors and/or secretary of each Group Company.

6.4 The Vendor shall procure a meeting of the board of directors of each of the Group Companies at which it shall be resolved that:

(a) the execution of the Tax Indemnity by each of the Group Companies is approved;

(b)  (if relevant) the resignations referred to in each of clauses 6.2(f) and
     (g) are accepted; and

(c) such persons as the Purchaser may nominate be appointed as directors in accordance with relevant provision of the articles of association of each of the Group Companies.

6.5  The Purchaser shall deliver (or cause to be delivered) to the Vendor:

(a) a counterpart of the original of the Tax Indemnity duly executed by the Purchaser;

(b) a certified true extract of the resolutions of the board of directors of the Purchaser approving the execution by the Purchaser of this Agreement and the transactions contemplated under this Agreement; and

(c) a certified true extract of the resolutions of the shareholders of TOM referred to in clause 2.1(b).

6.6 If the Vendor fails or is unable to perform any of its obligations required to be performed by it on or before Completion, the Purchaser shall not be obliged to complete the Acquisition and may, in its absolute discretion, by written notice to the Vendor at the time Completion would otherwise be due to take place:

(a) terminate this Agreement (other than clauses 1, 16 to 23, 26 and 27), and neither Party shall have any claim of any nature whatsoever against the other Party under this Agreement (save in respect of any rights and liabilities of the Parties which have accrued before termination or in relation to any of clauses 1, 16 to 23, 26 and 27.); or

(b) elect to defer the Completion by not more than ten (10) Business Days to such other date as it may specify in such notice, in which event the provisions of this clause 6.6(b) shall apply, mutatis mutandis, if the Vendor fails or is unable to perform any of its obligations on such other date; or

(c) elect to complete the Acquisition on that date and specify a later date (not being more than 28 days after the Completion Date) on which the Vendor shall be obliged to complete its outstanding obligations.

7.   The 2004 Audited Accounts

7.1 The Purchaser shall use all reasonable efforts to procure that audited consolidated accounts of the Company for the year ending 31 December 2004 (the Draft 2004 Audited Accounts) are prepared in accordance with the provisions of this clause 7 as soon as reasonably practicable after that date. The Draft 2004 Audited Accounts shall be prepared in accordance with US GAAP and the Purchaser shall procure that the Company adopts the principal accounting policies set out in Schedule 3.

7.2 Following the preparation of the Draft 2004 Audited Accounts, the Purchaser shall submit or shall procure that the Company submits them to the Vendor.

7.3 The Vendor shall notify the Purchaser within 30 days of receipt of the Draft 2004 Audited Accounts whether or not it accepts them for the purposes of this Agreement.

7.4 If the Vendor notifies the Purchaser that it does not accept the Draft 2004 Audited Accounts:

(a) it shall set out its reasons for such non-acceptance and specify the adjustments which, in its opinion, should be made to the Draft 2004 Audited Accounts in order to comply with the requirements of this Agreement; and

(b) the Parties shall use all reasonable endeavours (in conjunction with the Company's auditors) to meet and discuss the objections of the Vendor and to reach agreement upon the adjustments (if any) required to be made to the Draft 2004 Audited Accounts.

7.5 If the Vendor is satisfied with the Draft 2004 Audited Accounts (either as originally submitted or after adjustments agreed between the Vendor and the Purchaser) or if the Vendor fails to notify the Purchaser within the 30 day period referred to in clause 7.3, the Draft 2004 Audited Accounts (incorporating any agreed amendments) shall constitute the 2004 Audited Accounts for the purposes of this Agreement.

7.6 If the Vendor and the Purchaser do not reach agreement within 30 days of the Vendor's notice of non-acceptance under clause 7.4, the matters in dispute shall be referred, on the application of either the Vendor or the Purchaser, for determination by one of the following internationally recognised firms of accountants which is not already appointed by the Company as its auditors selected by the Vendor: (i) PricewaterhouseCoopers; (ii) Deloitte Touche Tohmatsu; (iii) Ernst & Young; and (iv) KPMG. The following terms of reference shall apply:

(a) the Purchaser and the Vendor shall each promptly prepare a written statement on the matters in dispute which (together with the relevant documents) shall be submitted to such independent firm for determination;

(b) in giving such determination, the firm shall state what adjustments (if any) are necessary to the Draft 2004 Audited Accounts in respect of the matters in dispute in order to comply with the requirements of this Agreement;

(c) any such firm shall act as an expert and not as an arbitrator in making any determination which shall be final and binding on the Purchaser and the Vendor; and

(d) the expenses of any such determination shall be borne between the Purchaser and the Vendor in such proportions as the firm shall in its discretion determine.

For the avoidance of doubt, the Company shall not be required to appoint the internationally recognised firm of accountants appointed pursuant to this clause
7.6 as the Company's auditors.

7.7 If the Purchaser and the Vendor reach (or pursuant to clause 7.5 are deemed to reach) agreement on the 2004 Audited Accounts or the 2004 Audited Accounts are finally determined at any stage in the procedures set out in this clause 7.7, the 2004 Audited Accounts as so agreed or determined shall be final and binding upon the Purchaser and the Vendor.

8.   Events of Default and reversal of Acquisition

8.1  An Event of Default shall mean:

(a) the occurrence of any event or events beyond the Company's or the Purchaser's control, after making all reasonable efforts to prevent its or their occurrence, as a result of which LTWJi ceases to hold all necessary Licence(s) or it ceases to have the benefit of any Business Agreements that is required for it to carry on the Business in the ordinary course; and/or

(b)  any breach or alleged breach of any of the Part A Warranties.

8.2 The Vendor and the Purchaser undertake to each other that they will, on becoming aware (whether before or after Completion) of the occurrence of any Event of Default promptly inform the other of the same.

8.3 If, at any time during the period between the date of this Agreement and the Final Payment Date (both dates inclusive) an Event of Default occurs or is in existence, the Purchaser may, in its absolute discretion, give written notice to the Vendor that this Agreement is rescinded (and such rescission shall take place automatically upon the Purchaser giving such written notice, such date being the date of rescission) and each of the Parties shall do and/or procure to be done all such acts and things as are necessary to put each other Party back into the position it would have been in if this Agreement had never been entered into, including (without limitation) the following actions:

(a) subject to the obtaining of all necessary consents, waivers and approvals, the Purchaser shall transfer the legal and beneficial ownership of the Sale Share and any other issued capital in the Company (free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption) back to the Vendor (or its nominee) at nominal consideration;

(b) the Vendor shall refund to the Purchaser (or as it may direct in writing) all of the Initial Cash Consideration;

(c) if any IPO Shares have been issued, the Vendor and the Purchaser and Holdco shall be entitled to instruct the Escrow Agent to sell such IPO Shares in accordance with clause 4.9(d) and, following such sale, pay the proceeds of such sale (net of any expenses and commissions) to Holdco (or as it may direct);

(d)  the Purchaser shall:

          (i) subject to the obtaining of all necessary consents, waivers and approvals, procure the cancellation of all Contractual Arrangements to which the Subsidiary is a party by the parties thereto and procure the transfer of the Subsidiary from the Company to the Purchaser or one of its subsidiaries; and

          (ii) ensure that the Company and LTWJi are free of any external indebtedness by the date on which the Sale Share is transferred to the Vendor and, to the extent that there is any such external indebtedness, it will be assumed by the Purchaser (or its nominee) prior to the transfer of the Sale Share; and

          (iii) repay to the Vendor such dividends declared and paid by the Company, if any, to the Purchaser,

within 90 days after the Purchaser's written notice. Any repayments by the Vendor or the Purchaser to the other shall include interest (calculated at LIBOR plus 0.5%) from the date that the relevant amount to be repaid was first received by the Vendor or the Purchaser (as the case may be) until the actual date of repayment.

8.4 Following the rescission of this Agreement, the Vendor shall indemnify and hold harmless TOM and Holdco and each of their subsidiaries (the TOM Group) against all third party claims, actions, demands, proceedings and judgments of any nature whatsoever which may be brought or established against, or suffered or incurred by any member of the TOM Group to the extent that they result from or are attributable to the operations of the Business prior to the Completion Date.

8.5 Following the rescission of this Agreement, the Purchaser shall indemnify and hold harmless the Vendor against all third party claims, actions, demand, proceedings and judgments of any nature whatsoever which may be brought or established against, or suffered or incurred by the Vendor to the extent that they result from or are attributable to the operations of the Business between the Completion Date and the date of rescission.

8.6 In the event that the Purchaser rescinds this Agreement under clause 8.3, each of the Parties agrees that it shall not have any claim against the other Party arising from or in connection with this Agreement (save in relation to this clause 8 and clause 9 and, for which purpose, clauses 1, 8, 9, 12.2, 16 to 23, 26 and 27 shall survive such rescission). In addition, in the event of rescission, the provisions of such surviving clause 12.2 shall also apply mutatis mutandis as if references to the Purchaser were to references to the Vendor and vice versa.

9.   Purchaser's undertakings

9.1 Subject to clause 9.2, the Purchaser undertakes with the Vendor that, for the period from the Completion Date until the earlier of (i) 31 December 2004 and (ii) the date of rescission (if relevant):

(a) it shall procure that LTWJi carries on and develops its business in the ordinary and usual course and shall use its reasonable endeavours (subject always to external market conditions) to ensure that there is no diminution in value of the current Business;

(b) it shall procure that, unless with the prior written consent of the Vendor (which consent shall not be unreasonably withheld or delayed), LTWJi shall not:

          (i) transfer or dispose of any part of its Business or its assets as at the Completion Date (including, without limitation, contracts, facilities, fixed assets and intangible rights in relation to or for the benefit of the Business) or current revenues or any other act which is not in the ordinary course of business of LTWJi and which would have a material adverse effect on the Business; or

          (ii) acquire any material asset or business except in the ordinary course of business;

(c) it shall procure that, unless with the prior written consent of the Vendor (which consent shall not be unreasonably withheld or delayed), no Group

     Company shall acquire any interest in any shares, debentures or other securities issued by any undertaking (other than any other Group Company);

(d)  subject to clause 20:

          (i) it shall ensure that the Vendor is provided with a copy of LTWJi's and the Subsidiary's monthly unaudited management accounts as soon as reasonably practicable after they have been prepared; and

          (ii) that the Vendor shall be entitled to implement (at its own cost) one full independent audit of the management accounts of the Subsidiary and LTWJi, such audit to be carried out in an expedient manner by an independent firm of accountants reasonably acceptable to the Purchaser (such acceptance not to be unreasonably withheld or delayed) who shall be allowed, upon reasonable notice and during normal working hours and subject always to their not causing any undue disruption to the day-to-day operations of the business of the Group, access to the books and records and premises and management of the Subsidiary and LTWJi to the extent that it is reasonably necessary to enable such firm of accountants to carry out such audit), and for the purposes of this sub-paragraph 9.1(d), the Vendor also acknowledges and accepts that any information provided to it hereunder may be price sensitive in respect of listed securities and may constitute "relevant information" under Parts XIII and XIV of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong).

9.2  The aggregate amount of liability of the Purchaser for any breach of clause
9.1 shall not in any circumstance exceed RMB100,000,000 provided that where the Purchaser has elected for rescission under clause 8.3, this maximum aggregate amount of liability shall be reduced by the amount of retained earnings in the Group at the date of rescission).

10.  Restrictions on Vendor

10.1 For a period of 24 months after the Completion Date, the Vendor shall not and shall procure that each other member of the Retained Group shall not (whether alone or jointly with another and whether directly or indirectly or on behalf of or assist any other person) carry on or be interested in the IVR Business, without the prior written consent of the Purchaser.

10.2 For a period of 24 months after the Completion Date, the Vendor shall not and shall procure that each other member of the Retained Group shall not (whether alone or jointly with another and whether directly or indirectly or on behalf of or assist any other person):

(a) solicit or endeavour to entice away from LTWJi, offer employment to or employ, or offer or conclude any contract for services with, any of its officers, employees or consultants employed or engaged in connection with the IVR Business prior to or as at Completion; or

(b) solicit or endeavour to entice away from LTWJi, any of the customers or clients of LTWJi whose custom is in connection with its IVR Business prior to or as at Completion.

10.3 The Purchaser acknowledges that a company within the Retained Group currently provides content to companies in the IVR Business in the PRC (the Purchaser's IVR Company) and that, without this clause, this would constitute a breach of clause 10.1. The Vendor hereby undertakes to the Purchaser that, with effect from the Completion Date, the Purchaser's IVR Company shall not provide such content to persons other than Holdco or any of Holdco's subsidiaries (and the provision of any such content shall be agreed on an arm's length basis upon normal commercial terms).

10.4 The Vendor acknowledges and agrees that each of clauses 10.1 and 10.2 constitutes an entirely separate and independent restriction and that the duration, extent and application of each restriction are no greater than is reasonable and necessary for the protection of the interests of the Purchaser but that, if any such restriction shall be adjudged by any court or authority of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area dealt with thereby were to be reduced, the said restriction shall apply within the jurisdiction of that court or competent authority with such modifications as are necessary to make it valid and effective.

11.  Warranties

11.1 The Vendor represents and warrants to the Purchaser as at the date of this Agreement in the terms of the Warranties and acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties. The Warranties are subject to the matters fairly and reasonably disclosed in the Disclosure Letter and all information set out in the Disclosure Letter is true, accurate and not misleading.

11.2 Subject to clause 12, the Vendor undertakes (without limiting any other rights of the Purchaser in any way including its rights to damages in respect of a Warranty Claim on any other basis) that, if there is a breach of any Part B Warranty in respect of any Group Company, it shall pay in cash to the Purchaser (or, if so directed by the Purchaser, to the Group Company in question) on demand a sum equal to the aggregate of:

(a) the amount which, if received by the relevant Group Company, would be necessary to put that Group Company into the financial position which would have existed had there been no breach of the Warranty in question; and

(b) all Costs suffered or incurred by the Purchaser or such Group Company, directly or indirectly, as a result of or in connection with such breach of Warranty.

11.3 The Vendor agrees to waive the benefit of all rights (if any) which the Vendor may have against any Group Company, or any present or former officer or employee of any such company, on whom the Vendor may have relied in agreeing to any term of this Agreement or any statement set out in the Disclosure Letter and the Vendor undertakes not to make any Warranty Claim in respect of such reliance.

11.4 Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

11.5 The Warranties shall be deemed to be repeated immediately before Completion with reference to the facts and circumstances then existing as if references in the Warranties to the date of this Agreement were references to the Completion Date.

11.6 The rights and remedies of the Purchaser in respect of the Warranties shall not be affected by:

(a)  Completion;

(b) any investigation made into the affairs of any Group Company or any knowledge held or gained of any such affairs by or on behalf of the Purchaser (except for matters fairly and reasonably disclosed in the Disclosure Letter); or

(c) any event or matter whatsoever, other than a specific and duly authorised written waiver or release by the Purchaser.

11.7 The Vendor undertakes to notify the Purchaser in writing promptly if it becomes aware of any circumstance arising after the date of this Agreement which would cause any Warranty (if the Warranties were repeated with reference to the facts and circumstances then existing) to become untrue or inaccurate or misleading in any respect which is material to the financial or trading position of any Group Company or the Group as a whole.

12.  Limitations on Warranty Claims

12.1 The Vendor shall not be liable for any Warranty Claim unless it receives from the Purchaser written notice containing specific details of the Warranty Claim including the Purchaser's estimate (on a without prejudice basis) of the amount of such Warranty Claim on or before the Final Payment Date.

12.2 If the Purchaser becomes aware of any third party claim, potential claim, matter or event (a third party claim) which is reasonably likely to lead to a Part B Warranty Claim being made, (subject to being fully indemnified to its reasonable satisfaction by the Vendor against all reasonable out-of-pocket costs and expenses incurred by the Purchaser or each Group Company) the Purchaser:

(a) shall procure that notice of such third party claim is promptly given to the Vendor;

(b) shall not make (or, as appropriate, shall co-operate to procure that each Group Company shall not make) any admission of liability, agreement or compromise with any person, body or authority in relation to any such third party claim without prior consultation and with the prior agreement of the Vendor which shall not be unreasonably withheld or delayed;

(c) shall take (or, as appropriate, shall co-operate to procure that each Group Company shall take) such action as the Vendor may reasonably request to avoid, dispute, resist, appeal, compromise or defend such third party claim or any adjudication in respect of that third party claim; and

(d) if so required by the Vendor in writing, shall ensure (or, as appropriate, shall co-operate to procure that each Group Company shall ensure), at the request in writing of the Vendor, that the Vendor is placed in a position to take on or take over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the third party claim in question and provide (or, as appropriate, co-operate to procure that each Group Company provides) such information and assistance as the Vendor may reasonably require in connection with the preparation for and conduct of such proceedings and/or negotiations.

12.3 The aggregate amount of the liability of the Vendor for all Part A Warranty Claims shall not exceed the amount of the Initial Cash Consideration. The Purchaser is entitled to treat any Part A Warranty Claim as an Event of Default under clause 8.

12.4 The Vendor shall not be liable for any Part B Warranty Claim unless the aggregate amount of the liability of the Vendor for all Part B Warranty Claims exceeds US$100,000.

12.5 The aggregate amount of the liability of the Vendor for all Part B
Warranty Claims shall not exceed the lesser of US$150,000,000 and the actual amount of the consideration payable to the Vendor pursuant to clause 4.3 (before any deductions pursuant to clause 4.12.)

12.6 The Vendor shall not be liable for any Warranty Claim in respect of any fact, matter, event or circumstance to the extent that:

(a) such fact, matter, event or circumstance has been fairly and reasonably disclosed in this Agreement, the Disclosure Letter or in any document which has been disclosed to the Purchaser and is listed in Schedule 4; or

(b) allowance, provision or reserve has been made for such fact, matter, event or circumstance in the Last Accounts or to the extent that payment or discharge of the relevant matter has been taken into account therein or to the extent that such matter was specifically referred to in the notes to such Last Accounts.

12.7 The Parties hereby agree and acknowledge that there shall only be fair and reasonable disclosure of any matter in any Disclosure Letter Supplement which is delivered to the Purchaser within the two week period after this Agreement to the extent that the Purchaser expressly acknowledges acceptance of such matters in writing (and mere acknowledgment of receipt shall not be sufficient). No Disclosure Letter Supplement shall be capable of delivery after the expiry of the two week period after the date of this Agreement.

13.  Guarantees by TOM and Holdco

13.1 In consideration of the Vendor entering into this Agreement (which Holdco hereby acknowledges is good and sufficient consideration), Holdco as a continuing obligation, hereby guarantees to the Vendor the proper and punctual observance and performance by the Purchaser of all its obligations pursuant to clause 4 of this Agreement.

13.2 Subject always to the provisions of clause 13.3, in consideration of the Vendor entering into this Agreement (which TOM hereby acknowledges is good and sufficient consideration), for so long as none of Holdco's securities are listed on GEM or Nasdaq or any other stock exchange, TOM, as a continuing obligation, hereby guarantees to the Vendor the proper and punctual observance and performance by Holdco of all its obligations, pursuant to clause 4 of this Agreement.

13.3 The obligations of TOM under this clause 13.2 shall automatically terminate upon the commencement of trading of any of Holdco's securities on GEM or Holdco's securities being included for quotation on Nasdaq or any other recognised stock exchange and, upon such termination, the Vendor shall have no claim whatsoever against TOM under this Agreement (including in respect of any rights and liabilities which may have accrued prior to termination).

14.  Proposed listing of Holdco

14.1 Holdco hereby confirms to the Purchaser that, subject (among other things) to prevailing market conditions, and conditional upon the prior approval of the GEM Listing Committee, the approval of the shareholders of TOM in general meeting, a final decision of the board of directors of TOM and of the board of directors of Holdco, the GEM Listing Committee granting approval for the listing of, and permission to deal in, Holdco Shares on GEM and Nasdaq granting approval for the inclusion of American depositary shares for quotation on Nasdaq, it will use its reasonable endeavours to seek a listing of its securities on both GEM and Nasdaq as soon as reasonably practicable.

15.  Withholdings and deductions

15.1 All sums payable by either Party to the other Party under this Agreement shall be paid free and clear of all deductions or withholdings, save only as may be required by law. If any deductions or withholdings are required by law the payer shall (except to the extent the same has been taken into account in calculating the amount due under any other provision of this Agreement) be obliged to pay to the payee such sum as will after such deduction or withholding has been made leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

15.2 If the payee receives a credit for or refund of any Taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation, it shall reimburse to the payer such part of such additional amounts paid to it pursuant to clause 15.1 above as will leave it (after such reimbursement) in no better and no worse position than it would have been if the payer had not been required to make such deduction or withholding. The payee shall use all reasonable endeavours to obtain any available credit, refund or similar benefit and shall where possible claim credit or relief from or against its corporate profits or similar tax liability in respect of the amount of such deduction or withholding as aforesaid in priority to any other reliefs or credits available to it.

15.3 If any deduction or withholding is made from any payment as contemplated in clause 15.1, the payer shall supply to the payee such official receipt, if any, or other evidence of payment to the relevant authority of the amount deducted or withheld and shall give all reasonable assistance to enable the payee to receive a credit or refund or similar benefit by reason of the deduction or withholding as promptly as possible.

16.  Entire agreement

This Agreement, the Disclosure Letter and the Tax Indemnity together constitute the entire agreement and understanding between the Parties in connection with the sale and purchase of the Sale Share. This Agreement supersedes all agreements, term sheets, memoranda of understanding (or any other arrangement, whether in writing or not) which shall cease to have any further force or effect.

17.  Variation

17.1 No variation of this Agreement (or of any of the documents referred to herein) shall be valid unless it is in writing and signed by or on behalf of both Parties. The expression "variation" shall include any variation, supplement, deletion or replacement however effected.

17.2 Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

18.  Assignment

Neither Party shall nor shall it purport to assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other Party.

19.  Announcements

No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of either Party without the prior written approval of the other Party (such approval not to be unreasonably withheld or delayed). This clause shall not affect any announcement or circular required by law or the rules of any recognised stock exchange or other regulatory authority.

20.  Confidentiality

20.1 Subject to clause 20.3, each of the Vendor and the Purchaser shall use all reasonable endeavors to keep confidential (and to ensure that their officers, employees, agents and professional and other advisers keep confidential) any information which it may have or acquire before or after the date of this Agreement in relation to each Group Company, in particular each Group Company's customers, business, assets or affairs provided that all obligations under this clause shall cease to apply to the Purchaser from the Completion Date.

20.2 The Vendor shall not use for its own business purposes or disclose to any third party any such information without the prior consent of the Purchaser.

20.3 The provisions of this clause 20 shall continue to apply if this Agreement is terminated for a period of eighteen months thereafter.

21.  Costs

21.1 Each of the Parties shall pay its own costs incurred in connection with the negotiation, preparation and implementation of this Agreement, save that the costs incurred in respect of the incorporation of the Subsidiary, the reasonable legal costs and expenses incurred in the replacement of the Devine Contractual Arrangements with the Contractual Arrangements and the proposed transfer of part of the registered capital of LWTJi and the cost of the provision of the legal opinion from Commerce and Finance Law Offices shall be borne by the Purchaser.

21.2 The costs incurred in connection with effecting any rescission of this Agreement pursuant to clause 8 shall be borne between the Purchaser and the Vendor equally.

21.3 The costs of the Escrow Agent for the services contemplated under clause 4 shall be borne by the Purchaser.

21.4 Any stamp duty or other tax or duty payable in respect of the sale and purchase of the Sale Share contemplated in this Agreement shall be borne by the Vendor and the Purchaser in equal shares.

22.  Invalidity

If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

23.  Counterparts

This Agreement may be entered into in any number of counterparts and by the Parties to it on separate counterparts, each of which, when executed and delivered, shall be an original, but all the counterparts shall together constitute one and the same instrument.

24.  Waiver

24.1 Any delay by the Purchaser in exercising, or failure to exercise, any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any rights or remedy under this Agreement or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

24.2 The rights and remedies of the Purchaser under this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

25.  Further assurance

25.1 The Vendor shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as the Purchaser may from time to time reasonably require, whether on or after Completion, for the purpose of giving to the Purchaser the full benefit of all of the provisions of this Agreement.

25.2 The Vendor shall procure that there is made available to the Purchaser at such times and places as the Purchaser may reasonably direct all information in the possession or under the control of the Vendor which the Purchaser may from time to time reasonably require, whether before or after Completion, in relation to the business and affairs of any Group Company or the Group as a whole.

26.  Notices

26.1 Any notice or other communication to be given under this Agreement shall be in writing and signed by or on behalf of the Party giving it and may be served by leaving it or sending it by fax, prepaid recorded delivery or registered post to the address and for the attention of the relevant Party set out in clause
26.2 (or as otherwise notified from time to time hereunder). Any notice so served by fax, hand, courier or post shall be deemed to have been received:

(a) in the case of fax, when despatched (subject to confirmation of uninterrupted transmission by a transmission report provided that any notice despatched by fax after 5:00 p.m. (at the place where such fax is to be received) on any day shall be deemed to have been received at 9:00 a.m. on the next Business Day);

(b)  in the case of personal delivery, upon delivery at the relevant address;

(c) in the case of recorded delivery or registered post, forty eight (48) hours from the date of posting.

26.2 The addresses and fax numbers of the Parties for the purpose of clause 26.1 are as follows:

Vendor:

Address:                                29th Floor, Harbour Centre
                                        25 Harbour Road, Wanchai
                                        Hong Kong

For the attention of:                   Ms. Debbie CHANG

Fax:                                    (852) 2519 7538

Purchaser:

Address:                                48th Floor, The Center
                                        99 Queen's Road Central
                                        Hong Kong

For the attention of:                   Company Secretary

Fax:                                    (852) 2189 7446

TOM:

Address:                                48th Floor, The Center
                                        99 Queen's Road Central
                                        Hong Kong

For the attention of:                   Company Secretary

Fax:                                    (852) 2189 7446

Holdco:

Address:                                48th Floor, The Center
                                        99 Queen's Road Central
                                        Hong Kong

For the attention of:                   Company Secretary

Fax:                                    (852) 2189 7446

26.3 In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery or registered post letter, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

27.  Governing law and jurisdiction

27.1 This Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong.

27.2 Each of the Parties irrevocably agrees that the courts of Hong Kong shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

27.3 The Vendor irrevocably waives any objections to the jurisdiction of any court referred to in this clause.

27.4 The Vendor irrevocably agrees that a judgment or order of any court referred to in this clause in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

27.5 The Vendor irrevocably consents to service of process or any other documents in connection with proceedings in any court by facsimile transmission, personal service, delivery at any address specified in this Agreement or any other usual address, mail or in any other manner permitted by the law of the place of service or the law of the jurisdiction where proceedings are instituted.

27.6 The Vendor shall at all times maintain an agent for service of process and any other documents in proceedings in Hong Kong or any other proceedings in connection with this Agreement. Such agent shall be Ms. Chang Pui Vee, Debbie currently of 29/th/ Floor, Harbour Center, 25 Harbour Road, Wanchai, Hong Kong and any claim form, judgment or other notice of legal process shall be sufficiently served on the Vendor if delivered to such agent at its address for the time being. If for any reason the agent named above (or its successor) no longer serves as agent of the Vendor for this purpose, the Vendor shall promptly appoint a successor agent and notify the Purchaser thereof.

27.7 The Purchaser shall at all times maintain an agent for service of process and any other documents in proceedings in Hong Kong or any other proceedings in connection with this Agreement. Such agent shall be TOM.COM International Limited currently of 48th Floor, The Center, 99 Queen's Road Central, Hong Kong and any claim form, judgment or other notice of legal process shall be sufficiently served on the Purchaser if delivered to such agent at its address for the time being. If for any reason the agent named above (or its successor) no longer serves as agent of the Purchaser for this purpose, the Purchaser shall promptly appoint a successor agent and notify the Vendor thereof.

                                   SCHEDULE 1

                      THE COMPANY, THE SUBSIDIARY AND LTWJI

                          Part A Details of the Company

1.   Name:                              Puccini International Limited

2.   Date of Incorporation:             13 March 2000

3.   Place of Incorporation:            Cayman Islands

4.   Class of Company:                  Exempted company

5.   Registered Number:                 CR-98023

6.   Registered Office:                 Scotia Centre, 4/th/ Floor,
                                        P.O. Box 2804, George Town,
                                        Grand Cayman, Cayman Islands

7.   Directors:                         Ms. Chang Pui Vee, Debbie
                                        Ms. Chau Hoi Shuen

8.   Secretary:                         Ms. Chang Pui Vee, Debbie

9.   Authorised Capital:                US$50,000 divided into 50,000 shares of
                                        US$1.00 each

10.  Issued Capital:                    1 fully paid share of US$1.00

11.  Registered Shareholders:           Ms. Chau Hoi Shuen

12.  Accounting Reference Date:

13.  Auditors:                          PricewaterhouseCoopers

14.  Tax Residence:

15.  Subsidiaries:                      Subsidiary (100%), from the date of
                                        incorporation of the Subsidiary

16.  Mortgages and Charges:             None

                        Part B Details of the Subsidiary

1.   Name:                              Puccini Network Technology (Beijing)
                                        Limited
                                        ([Company Name in Chinese])

2.   Date of Registration:

3.   Place of Registration:             Beijing, PRC

4.   Class of Company:                  Wholly foreign-owned enterprise

5.   Registered Number:

6.   Registered Office:                 [Address in Chinese]

7.   Directors:                         Mr. Wang Ting-ting ([Name in Chinese])

                                        Ms. WANG Xiu-ling, Anita
                                        ([Name in Chinese])

                                        Yeung Kwok Mung

8.   Legal Representative:              Mr. Wang Ting-ting ([Name in Chinese])

9.   Total Investment:                  US$280,000

10.  Registered Capital:                US$200,000

11.  Registered Shareholder:            Puccini International Limited

12.  Accounting Reference Date:         31 December

13.  Auditors:

14.  Tax Residence:

15.  Subsidiaries:                      None

16.  Mortgages and Charges:             None

                             Part C Details of LTWJi

1.   Name:                              Beijing Leitingwuji Network Technology
                                        Company Limited
                                        ([Company Name in Chinese])

2.   Date of Registration:              31 July 2002

3.   Place of Registration:             Beijing, the PRC

4.   Class of Company:                  Limited liability company

5.   Registered Number:                 1103022398949(2-2)

6.   Registered Office:                 Room 422
                                        No. 12 A Hongdabei Road
                                        Beijing Economic and
                                        Technology Development District
                                        Beijing, the PRC

7.   Directors:                         Mr. WANG Lei-lei ([Name in Chinese])

                                        Ms. WANG Xiu-ling, Anita
                                        ([Name in Chinese])

8.   Legal Representative:              Mr. Wang Lei-lei ([Name in Chinese])

9.   Total Investment:

10.  Registered Capital:                RMB1,000,000

11.  Registered Shareholders:           Mr. WANG Lei-lei ([Name in Chinese])

                                        Ms. WANG Xiu-ling, Anita
                                        ([Name in Chinese])

12.  Accounting Reference Date:         31 December

13.  Auditors:

14.  Tax Residence:

15.  Subsidiaries:                      None

16.  Mortgages and Charges:             None

                                   SCHEDULE 2

                                 THE WARRANTIES

For the purpose of this Schedule 2, the term Group means the Company and LTWJi; and Group Company means either member of the Group.

                           Part A : Part A Warranties

1.   The Vendor and the Group

1.1  Authorisations

(a)  The Vendor has obtained:

          (i)    all corporate authorisations, and

          (ii) those applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions that the Purchaser has, prior to the date hereof and in writing, specifically requested the Vendor to obtain, to empower it to enter into and to perform its obligations under this Agreement, and all such authorisations, consents, licences, waivers or exemptions are valid and have not been revoked.

(b) The Transaction Documents which are to be entered into by the Vendor will, when executed, constitute valid and binding contractual obligations of the Vendor and each Group Company

(c) Entry into and performance by each of the Vendor and each Group Company of this Agreement and/or any Transaction Document to which it is a party will not violate or conflict with the provisions of its memorandum and articles of association, certificate of incorporation, bye-laws, or equivalent constitutional documents in each relevant jurisdiction, where such breach or conflict would materially adversely affect its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.

(d) No Group Company has received any notice from any governmental or administrative authority to the effect that entry into this Agreement or entry into, and implementation of, the transactions contemplated under this Agreement will:

          (i) result in violation or breach of any applicable laws or regulations in any relevant jurisdiction; or

          (ii) amount to a violation or default with respect to any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction,

     by the Vendor or either Group Company.

(e) Such of the consents, approvals, registrations, authorisations or permits that the Purchaser has, prior to the date hereof and in writing, specifically requested the Vendor to obtain for LTWJi and the Company in connection with the execution and performance of this Agreement or any Transaction Document are valid and have not been revoked.

2.   Regulatory Matters

2.1  Licences

(a) Each Group Company has itself obtained all licences, permissions, authorisations and consents required for carrying on its business effectively in the places and in the manner in which such business is now carried on.

(b) The licences, permissions, authorisations and consents referred to in paragraph (a) are in full force and effect, are not limited in duration or subject to any unusual or onerous conditions and have been complied with in all material respects for the period from the commencement of their respective current operative term and until Completion.

(c) To the best knowledge of the Vendor, no Group Company has received any notice that any of the licences, permissions, authorisations or consents referred to in paragraph (a) will or are likely to be revoked or not renewed, in whole or in part, in the ordinary course of events.

2.2  Compliance with Laws

(a) Each Group Company has conducted its business and corporate affairs in accordance with its Memorandum and Articles of Association and in all material respects with all applicable laws and regulations (whether of Hong Kong, the PRC or any other jurisdiction).

(b) No Group Company is in default of any order, decree or judgment of any court or any governmental or regulatory authority (whether of Hong Kong, the PRC or any other jurisdiction).

3.   Intellectual Property Rights

3.1  Registered Rights

(a) The Disclosure Letter contains true, complete and accurate lists of all Intellectual Property Rights registered or sought to be registered in any jurisdiction which are held or beneficially owned by each Group Company. The relevant Group Company is the sole legal owner of such Intellectual Property Rights that are disclosed as registered in the Disclosure Letter.

(b) Insofar as the Vendor is aware, no act has been done or omitted to be done and no event has occurred which may render any of such Intellectual Property Rights subject to revocation, compulsory licence, cancellation or amendment or may prevent the grant or registration of a valid Intellectual Property Right pursuant to a pending application.

3.2  Adequacy of Intellectual Property Rights

(a) Each Group Company owns, or have licensed to each of them, all Intellectual Property Rights that are used to carry on each Group Company's business as it is presently carried on.

3.3  Brand Names and Logos

(a) The Disclosure Letter contains details of all corporate names and logos and all material brand names owned or used by each Group Company. All such corporate names, logos and brand names are owned by or used under valid licence (details and copies of which licences are set out in the Disclosure Letter) by the relevant Group Company.

(b) The Vendor is not aware of any use by any third party of any of such brand names, logos and corporate names in relation to any business which is competitive with any business of the Group or of any claim by any third party which disputes the right of any Group Company to use without restriction any such brand names or corporate names.

3.4  Charges

(a) The Intellectual Property Rights which are owned or otherwise used by a Group Company are not subject to any security interest.

3.5  Infringement

(a) None of the operations of any Group Company infringe any rights held by any third party or involve the unauthorised use of confidential information disclosed to any Group Company (or any member of the Retained Group) in circumstances which might entitle a third party to make a claim against a Group Company.

(b) No claim has been made by any third party which alleges any infringing act or process which would fall within paragraph (a) above or which otherwise disputes the right of any Group Company to use any Intellectual Property Rights relating to its business and the Vendor is not aware of any circumstances (including any act or omission to act) likely to give rise to such a claim.

(c) There exists no actual or threatened infringement by any third party of any Intellectual Property Rights held or used by any Group Company (including misuse of confidential information) nor has any Group Company (or any member of the Retained Group) acquiesced in the unauthorised use by any third party of any such Intellectual Property Rights.

3.6  Employee claims

(a) No claims have been made or are likely to be made or threatened by employees or ex-employees under any statutory inventor compensation provisions, or similar employee compensation provisions, in any jurisdiction.

3.7  Intellectual Property Licences

(a) No Group Company is in default under any licence, sub-licence or assignment granted to it in respect of any Intellectual Property Rights used by any Group Company.

3.8  Loss of Rights

(a) No Group Company has received any notice that any Intellectual Property Rights owned or used by a Group Company and any licence of Intellectual Property Rights of which a Group Company has the benefit will be lost, cancelled or rendered liable to any right of termination or cessation by any third party by virtue of the acquisition by the Purchaser of the Sale Share.

3.9  Confidential Information

(a) Where information of a confidential nature has been developed or acquired by any Group Company for the purposes of its business since the date of its incorporation prior to the date of this Agreement, such information (except insofar as it has fallen into the public domain through no fault of a Group Company or any member of the Retained Group) has been kept strictly confidential and, insofar as the Vendor is aware, has not been disclosed otherwise than subject to an obligation of confidentiality being imposed on the person to whom the information was disclosed. The Vendor is not aware of any breach of such confidentiality obligations by any third party.

3.10 Records and Software

(a) All the accounting records and systems (including but not limited to computerised accounting systems) and all data and information of the Group are recorded, stored, maintained or operated or otherwise held by a Group Company and are not wholly or partly dependent on any facilities or systems which are not under the exclusive ownership or control of a Group Company.

(b) Each Group Company is licensed to use all software necessary to enable it to continue to use its computerised records during the relevant licence period in the same manner in which they have been used prior to the date of this Agreement.

(c) All hardware and software used by each Group Company does not suffer from any date-related processing defects.

(d) All reasonable efforts have been made to detect any corruption, deterioration, alteration of or addition to any data, code, media, firmware, software or other material or the generation of any errors, defects or malfunctions therein caused by reason of or in connection with any virus as the same may be generally understood as at the date hereof within the computer industry in the systems owned or used by any Group Company.

(e) Each Group Company has prepared and regularly tests contingency and continuity plans that can be used if the computer systems malfunction in whole or in part, so that the business is not interrupted in any way.

(f) Each Group Company has taken all reasonable efforts to ensure that its computer systems are secure.

(g) All moral rights attached to all Intellectual Property Rights have been waived.

4.   IT Systems and Data Protection

4.1  Information technology

(a) The Internal IT Systems are either owned by, or properly licensed or leased to, a Group Company. The relevant Group Company has not received any notice that it is not in default under the licences or leases and there are no grounds on which they might be terminated.

(b) Each Group Company owns, or have licensed to each of them, all the Internal IT Systems which are required to carry on each Group Company's business as it is presently carried on.

(c) No Group Company has authorised a third party to modify, reverse engineer or create derivative works of software or systems included in the Internal IT Systems or licensed by any Group Company to third parties.

(d) No Group Company has received any notice that the ownership, benefit, or right to use the Internal IT Systems by it may be lost by virtue of the acquisition of the Sale Share or the performance of this Agreement.

(e) Each Group Company has binding maintenance and support contracts for the Internal IT Systems. There is no reason to believe that the contracts will not be renewed when they expire on the same or substantially similar terms.

(f) Insofar as the Vendor is aware, (i) the Internal IT Systems have not failed to any material extent and the data which they process has not been corrupted and (ii) the Internal IT Systems do not contain viruses, bugs or things which distort their proper functioning, permit unauthorised access or disable them without the consent of the user.

(g) Each Group Company has taken precautions to preserve the availability, security and integrity of the Internal IT Systems and the data and information stored on the Internal IT Systems.

(h) The Internal IT Systems do not contain third party software or systems which are not available from third party suppliers on arm's length commercial terms.

4.2  Data Protection

(a) Each Group Company has complied with all applicable data protection laws, guidelines and industry standards.

(b) No notice or allegation has been received by any Group Company from a competent authority alleging that the Group Company has not complied with the things listed in paragraph 4.2(a) of this Part A.

(c) No individual has claimed, and no grounds exist for an individual to claim, compensation from a Group Company for breaches of applicable data protection laws.

5.   Contractual Matters

5.1  Material Contracts

There is not outstanding any agreement or arrangement to which any Group Company is a party:

(a) and in respect of which it has received any notice that by virtue of the acquisition of the Sale Share by the Purchaser or other performance of the terms of this Agreement, will result in any Group Company being in default under any such agreement or arrangement or losing any benefit, right or licence which it currently enjoys or in a liability or obligation of any Group Company being created or increased;

(b) and in respect of which it has received any notice that will result in any Group Company becoming liable for any finder's fee, brokerage or other commission in connection with the acquisition of the Sale Share by the Purchaser;

(c) and to which any member of the Retained Group is a party or in which any member of the Retained Group (or any director of any member of the Retained Group or of any Group Company) is interested or from which any such person takes benefit, whether directly or indirectly;

(d)  entered into otherwise than by way of a bargain at arm's length;

(e) which establishes any guarantee, indemnity, suretyship, form of comfort or support (whether or not legally binding) given by any Group Company in respect of the obligations or solvency of any third party;

(f) pursuant to which any Group Company has sold or otherwise disposed of any company or partnership or joint venture interests in circumstances such that it remains subject to any liability (whether contingent or otherwise) which is not fully provided for in its Last Accounts;

(g) which establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement or arrangement to which any Group Company is a party;

(h) which is a bid, tender, proposal or offer which, if accepted, would result in any Group Company becoming a party to any agreement or arrangement of a kind described in sub-paragraphs (a) to (g) above.

5.2  Defaults

(a) Insofar as the Vendor is aware, no Group Company is in default under any agreement to which it is a party and there are no circumstances likely to give rise to any such default.

(b) To the best knowledge of the Company, no party with whom any Group Company has entered into any agreement or arrangement is in default under such agreement or arrangement and there are no circumstances likely to give rise to any such default.

5.3  Trading Relationships

(a) Since the Last Accounts Date no significant customer of LTWJi has ceased to deal with LTWJi or has indicated an intention to cease to deal with LTWJi, either in whole or in part.

(b) Devine Gem, the previous registered owners of the Company's entire issued share capital has:

          (i) save in respect of the Loan Agreements, cancelled all agreements, deeds, trusts or any contractual arrangements entered into with any Group Company; and

          (ii) has no claim or any claims against any Group Company or the Purchaser whatsoever and to the extent that such claims exists or may exist, Devine Gem has irrevocably waived such claims and has released the Purchaser or the relevant Group Company from any liability whatsoever in respect thereof.

5.4  Grants

(a) No investment or other grants or allowances have ever been received and/or applied for by any Group Company.

5.5  Declaration of Trusts

(a)  Unless otherwise provided for in this Agreement,

          (i) all declarations of trusts granted by Mr. Wang and/or Ms. Wang to any Group Company or to any other persons, in respect of any rights arising from any relationship between the Group, have been cancelled; and

          (ii) no declarations of trusts have been or will be granted by Mr. Wang and/or Ms. Wang to any Group Company or to any other persons, in respect of any rights arising from any relationship between the Group.

6.   Relationship with China Mobile

The entry into and performance of this Agreement and/or any Transaction document will not violate or conflict with the provisions or give rise to any right of termination under any of the Business Agreements.

(a) No Group Company is, or is likely to become, in default under any Business Agreement and there are no circumstances likely to give rise to any default.

(b)  The Vendor is not aware of and no Group Company is aware of:

          (i)    any breaches of any provisions under any Business Agreement; or

          (ii) any events which may give rise to any rights to terminate any Business Agreement or any existing IVR Services-related relationships between China Mobile and LTWJi.

7.   Directors and Employees

7.1  Compliance

(a) Each Group Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all material respects with all statutes, regulations, codes of conduct, terms and conditions of employment, orders and awards relevant to their conditions of service or to the relations between it and its employees (or former employees, as the case may be) or any trade union.

7.2  Disputes

(a) No dispute has arisen within the last two (2) years between any Group Company and a material number or category of its employees (or any trade union or other body representing all or any of such employees) and there are no present circumstances which are likely to give rise to any such dispute.

(b) To the best knowledge of the Vendor, there are no enquiries or investigations affecting any Group Company (and none pending or threatened) by the Equal Opportunities Commission or similar authority in any other jurisdiction.

7.3  Payments on Termination

Except to the extent (if any) to which provision or allowance has been made in the Last Accounts of each Group Company:

(a) no outstanding liability has been incurred by any Group Company for breach of any contract of employment or for services or severance payments, compensation for wrongful dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination of any contract of employment or for services;

(b) no gratuitous payment has been made or benefit given (or promised to be made or given) by any Group Company in connection with the actual or proposed termination or suspension of employment, or variation of any contract of employment, of any present or former director or employee of any Group Company.

7.4  Redundancies

(a) No Group Company has, within the period of one (1) year preceding the date of this Agreement, given notice of any redundancies or lay offs or started consultations with any trade union or employees' representatives regarding redundancies, lay offs or dismissals.

7.5  Effect of Sale

(a) To the best knowledge of the Vendor, no officer or senior employee of any Group Company intends to resign as a result of the acquisition of the Sale Share by the Purchaser or other performance of the terms of this Agreement.

8.   The Group's Assets

8.1  Possession and Third Party Facilities

(a) All of the assets owned by each Group Company, or in respect of which any Group Company has a right of use, are in the possession or under the control of that Group Company.

(b) Where any assets are used but not owned by any Group Company or any facilities or services are provided to any Group Company by any third party, there has not occurred any event of default or any other event or circumstance which may entitle any third party to terminate any agreement or licence in respect of the provision of such facilities or services (or any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance).

8.2  Adequacy of Assets

(a) The assets of each Group Company and the facilities and services to which each Group Company has a contractual right include all rights, properties, assets, facilities and services that its respective board of directors considers desirable for the carrying on of the business of that Group Company in the manner in which it is currently carried on.

(b) No Group Company depends in any material respect upon the use of assets owned by, or facilities or services provided by, any member of the Retained Group.

8.3  Condition

(a) Subject to wear and tear, all the plant, machinery, equipment and vehicles used by each Group Company:

          (i) are in a good state of repair and have been regularly and properly maintained in accordance with appropriate technical specifications, safety regulations and the terms and conditions of any applicable agreement;

          (ii) are capable of being efficiently and properly used for the purposes for which they were acquired or are retained;

          (iii) are not dangerous, inefficient, obsolete or in need of renewal or replacement.

8.4  Insurances

(a) Each Group Company (insofar as it has employed employees in the PRC) is in full compliance with all regulations and laws in the PRC with respect to mandatory social security coverage for its employees.

9.   Properties

9.1  Owned Properties

(a) Each Group Company has a good and marketable title to each of the Properties and is not aware of any circumstances which might lead to the title being defective or not good and marketable or restricted in any way.

(b) All government leases affecting the Properties are good and valid and no steps to re-enter have been taken or threatened by the Government in respect of any Property and the government rent in respect of each Property has been paid up to date.

(c) No notice affecting any of the Properties or its use has been given or served by any government department or any other authority or any person or body.

(d) Each Group Company has obtained all necessary statutory and other consents (if any) for the use of each of the Properties and such use does not and/or will not constitute a breach of any of the terms and conditions under which the Property is held from the government.

(e) Save as otherwise disclosed herein, no Group Company has created and is aware of any tenancies, charges, unwritten equities or any other encumbrances affecting any of the Properties or any part thereof.

(f) The Properties comprise all of the land owned, occupied or used by each Group Company or in which the relevant Group Company has any right or interest.

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9.2  Rented Properties

(a) All leases are legally valid and binding and all necessary consents for the granting of the leases in favour of each Group Company have been obtained by the landlords.

(b) All leases in the PRC are duly registered with the competent government authorities in the PRC where they are so required under applicable PRC laws.

(c) All covenants, conditions and agreements contained in the leases (whether on the part of the landlord or the tenant) have been substantially complied with and there has been no complaint by either party against the other for any breach of covenant under any leases.

(c)  No rent is currently under review.

(d) There are no leases, underleases, tenancies or licences affecting the leases nor is there any agreement to grant the same and no person other than the Group Company is in occupation of or entitled to occupy the Properties or any part thereof.

(e) All rent and other charges payable under the leases have been paid up to the last payment date.

(f) No notice affecting the Properties or its use has been given or served by any government authority or any other authority or person or body and there are no circumstances which are likely to result in the forfeiture any of the leases.

(g) Each lease sets out the full agreement between the landlord and the Group Company in respect of each Property.

(h) The leases will not become subject to avoidance, revocation or be otherwise affected solely upon or in consequence of the making or implementation of this Agreement.

9.3  Environmental

(a) Each Group Company (and to the extent it may affect the Group, the Retained Group) has complied with all national or local statutes, codes, or other laws or legislation concerning health, safety or matters relating to pollution or protection of the environment which are applicable to any business or other activity of any Group Company or to the Properties and all rules, regulations, ordinances, orders, notices and directives made thereunder (Environmental Laws). There has been and is no breach of any of the permits, consents, licences or other authorisations and approvals required by such Environmental Laws (the Environmental Approvals). The existence and use of the Properties, equipment and other property employed in the conduct of any Group Company has been and is in accordance with the Environmental Approvals and Environmental Laws.

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10.  Insolvency etc.

(a) No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of any Group Company or for the appointment of any provisional liquidator. No receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of any Group Company.

(b) No composition in satisfaction of the debts of any Group Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved.

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                           Part B : Part B Warranties

1.   The Vendor and The Group

1.1  Details of the Group and the Sale Share

(a) The Sale Share is fully paid or properly credited as fully-paid and the Vendor is the legal and sole beneficial owner of the Sale Share free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption) of any nature whatsoever.

(b) Each Group Company is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and the information in respect of each Group Company set out in Schedule 1 is true, accurate and not misleading.

(c) There is no outstanding liability to pay any additional contribution on the Sale Share.

(d) Subject to the Devine Contractual Arrangements and the applicable Contractual Arrangements (collectively, Encumbrance Agreements), no person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital in the Company and LTWJi.

(e) The Vendor is entitled to transfer or procure the transfer of the full ownership of the Sale Share to the Purchaser on the terms set out in this Agreement.

(f) The Sale Share constitutes the whole of the issued and allotted share capital of the Company.

1.2  The Subsidiary

(a) The Company is the sole legal and beneficial owner of the whole of the issued share capital of the Subsidiary free from all security interests, options, equities, claims or other third party rights (including, without limitation, rights of pre-emption) of any nature whatsoever, and all such shares are fully paid or properly credited as fully paid and there is no outstanding liability to pay any additional contributions on such shares.

1.3  LTWJi

(a) Subject to the Encumbrance Agreements, the registered capital of LTWJi in the names of Mr. Wang and Ms. Wang is free from all security interests, options, equities, claims or other third party rights (including, without limitation, rights of pre-emption) of any nature whatsoever.

(b) Mr. Wang and Ms. Wang are the registered owners of eighty per cent (80%) and twenty per cent (20%) respectively of the registered capital of LTWJi (the Equity Interest). The Company and the Subsidiary, through certain loan, option and economic relationships and contractual arrangements with Mr. Wang and Ms. Wang, will have rights prior to Completion over the Equity Interest, including exclusive options exercisable at any time by the Company or its designated parties to purchase from each of Mr. Wang and Ms. Wang all of his and/or her Equity Interest.

2.   Financial Matters

2.1  LTWJi Accounts

(a) The Last Accounts give a true and fair view of the state of affairs of LTWJi as at the Last Accounts Date and of its results for the financial period ended on the Last Accounts Date respectively, in each case in accordance with US GAAP;

(b)  Without limiting the generality of paragraph (a):

          (i) the Last Accounts either make full provision for or disclose all liabilities (whether actual, contingent or disputed and including financial lease commitments and pension liabilities), all outstanding capital commitments and all bad or doubtful debts of LTWJi as at the Last Accounts Date;

          (ii) the Last Accounts complied with the requirements of all relevant laws then in force and with all statements of standard accounting practice (or financial reporting standards) and US GAAP then in force;

          (iii) the rates of depreciation adopted by LTWJi in the Last Accounts were sufficient for each of its fixed assets to be written down to nil by the end of its useful life;

          (iv) except as stated in the Last Accounts, no changes in the accounting policies were made by LTWJi in the Last Accounts;

          (v) the results shown by the Last Accounts of LTWJi were not (except as therein disclosed) affected by any extraordinary or exceptional item or by any other factor rendering such results for all or any of such periods unusually high or low.

2.2  Accounts of the Company

(a) No Accounts have been prepared for the Company since its date of incorporation.

(b) Since the date of incorporation of the Company, the Company had not engaged in any trading, businesses or operations, save for entering into the Contractual Arrangements.

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

2.3  Accounts of the Subsidiary

(a) No Accounts have been prepared for the Subsidiary since its date of incorporation.

(b) Since the date of incorporation of the Subsidiary, the Subsidiary had not engaged in any trading, businesses or operations, save for entering into the Contractual Arrangements.

2.4  Position since Last Accounts Date

(a) Since the Last Accounts Date there has been no material adverse change in the financial or trading position or (save to the extent that the same would be likely to affect to a similar extent generally all companies carrying on similar businesses in Hong Kong or PRC) in the prospects of any Group Company and no event, fact or matter has occurred which is likely to give rise to any such change.

(b) Since the Last Accounts Date (in respect of LTWJi) or the date of incorporation (in respect of the Company):

          (i) the business of each Group Company has been carried on in the ordinary and usual course and no Group Company has made or agreed to make any payment other than routine payments in the ordinary and usual course of trading;

          (ii) no dividend or other distribution of any Group Company's assets to its members, whether in cash or otherwise, has been declared, paid or made (except for any dividends provided for in the Last Accounts of that Group Company and (subject to clause 5.2) any distribution of the retained earnings of LTWJi accumulated prior to the date of this Agreement);

          (iii) no share or loan capital has been allotted or issued or agreed to be allotted or issued by any Group Company;

          (iv) there has been no material change in the level of borrowing or in the working capital requirements of any Group Company;

          (v) all transactions between each Group Company and members of the Retained Group have been on arm's length terms;

          (vi) no contract, liability or commitment (whether in respect of capital expenditure or otherwise) has been entered into by any Group Company which is of a long term or unusual nature or which involved or could involve an obligation of a material nature or magnitude;

          (vii) no Group Company has (whether in the ordinary and usual course of business or otherwise) acquired or disposed of, or agreed to acquire or dispose of, any business or any asset;

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          (viii) no debtor has been released by any Group Company on terms that it pays less than the book value of its debt and no debt owing to any Group Company has been deferred, subordinated or written off or has proved to any extent irrecoverable;

          (ix) no change has been made in terms of employment, including pension fund commitments, by any Group Company (other than those required by law) which could increase the total staff costs of the Group by more than US$25,000 per annum or the remuneration of any one director or employee by more than US$5,000 per annum;

          (x) there has been no material increase or decrease in the levels of debtors or creditors or in the average collection or payment periods for the debtors and creditors respectively;

          (xi) no Group Company has repaid any borrowing or indebtedness in advance of its stated maturity;

          (xii) no resolution of the members of any Group Company has been passed whether in general meeting or otherwise (other than resolutions relating to the routine business of annual general meetings); and

          (xiii) the business of each Group Company has not been affected by any abnormal factor not affecting to a similar extent generally all companies carrying on similar businesses.

2.5  Accounting and other Records

(a)  The statutory books, books of account and other records of each Group
     Company:

          (i) are up-to-date and have been maintained in accordance with all applicable laws and generally accepted accounting practices on a proper and consistent basis;

          (ii) comprise complete and accurate records of all information required to be recorded therein;

          (iii) are in its possession or under its control together with all documents of title and executed copies of all existing agreements to which the relevant Group Company is a party.

(b) All accounts, documents and returns required by law to be delivered or made by any Group Company to the Registrar of Companies or any other authority have been duly and correctly delivered or made.

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2.6  Accounting Reference Date

The accounting reference date of each Group Company is, and since the date of its incorporation always has been, the date specified in Schedule 1 in respect of that Group Company.

2.7  LTWJi management accounts

(a) The unaudited management accounts of LTWJi for all periods ended after the Last Accounts Date were properly prepared in a manner consistent with that adopted in the preparation of its management accounts for all periods ended since 31 July 2002.

(b) Having regard to the purpose for which such unaudited management accounts were prepared, they are not misleading in any material respect and neither materially over-state the value of the assets nor materially under-state the liabilities of any Group Company as at the dates to which they were drawn up and do not materially over-state the profits of any Group Company in respect of the periods to which they relate.

2.8  Working Capital

LTWJi has a minimum of RMB5,000,000 in cash as at the Reference Date to satisfy its working capital and caption expenditures requirements.

3.   Debt Position

3.1  Debts owed to the Group

(a) Save as disclosed in the Disclosure Letter, there is no outstanding debts owing to any Group Company other than trade debts incurred in the ordinary and usual course of business which do not exceed US$10,000 in aggregate for the Group as a whole.

(b) Save as disclosed in the Disclosure Letter, the book debts shown in the Last Accounts of LTWJi have realised their nominal amount less any specific provision for bad or doubtful debts included in such accounts.

3.2  Debts owed by the Group

(a) Save as disclosed in the Disclosure Letter, no Group Company has outstanding any borrowing or indebtedness in the nature of borrowing (including, without limitation, any indebtedness for moneys borrowed or raised under any acceptance credit, bond, note, bill of exchange or commercial paper or finance lease.

(b) No Group Company has received any notice to repay under any agreement relating to any borrowing or indebtedness in the nature of borrowing which is repayable on demand.

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(c)  There has not occurred any event of default or any other event or circumstance which would entitle any person to call for early repayment under any agreement relating to any borrowing or indebtedness of any Group Company or to enforce any security given by any Group Company (or, in either case, any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance).

(d) Trade debts incurred by members of the Group in the ordinary and usual course of business since the Last Accounts Date do not exceed US$10,000 in aggregate for the Group as a whole.

3.3  Indebtedness of LTWJi

(a)  There are no outstanding indebtedness between the Company and LTWJi.

(b) Other than indebtedness incurred in the ordinary course of business since the Last Accounts, there is no outstanding indebtedness of LTWJi which have not already been reflected in the Last Accounts of LTWJi.

4.   Litigation and Investigations

4.1  Litigation

(a) No Group Company is a defendant in any litigation, arbitration or administrative proceedings which are in progress or threatened or pending by or against or concerning any Group Company or any of its assets.

(b) No governmental or official investigation or inquiry concerning any Group Company is in progress or pending.

(c) No Group Company has received any notice that any such proceeding, investigation or inquiry as is referred to in paragraph (a) or paragraph
     (b) will be issued or initiated.

5.   The Group's Assets

5.1  Ownership

(a) For the purpose of this paragraph 5.1 of Part B of Schedule 2, assets shall not include the Properties, to which the provisions of paragraph 9 of Part A of Schedule 2 shall apply.

(b) Each of the assets included in the Last Accounts of each Group Company or acquired by it since the Last Accounts Date (other than assets sold in the ordinary course of business) is the absolute property of that Group Company. Those assets are not the subject of any security interest or any assignment, equity, option, right of pre-emption, royalty, factoring arrangement, leasing or hiring agreement, hire purchase agreement, conditional sale or credit sale

                                                                         Page 58

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     agreement, agreement for payment on deferred terms or any similar agreement or arrangement (or any agreement or obligation, including a conditional obligation, to create or enter into any of the foregoing) except for:

          (i) any hire or lease agreement in the ordinary course of business involving where the aggregate expenditure of the Group under all such agreements is less than US$50,000 per annum;

          (ii) title retention provisions in respect of goods and materials supplied to the Group in the ordinary course of business;

          (iii) the security interests, if any, reflected in the Last Accounts of any Group Company and liens arising in the ordinary course of business by operation of law.

6.   Taxation

6.1  Returns and Information

(a) All registrations, returns and computations which are or have been required to be made or given on or before the date of this Agreement by any Group Company for any Taxation purpose (i) have been made or given within the requisite periods (ii) so far as the Vendor is aware, none of them is or is likely to be the subject of any material dispute with any Tax Authority.

6.2  Company Residence

(a) Each Group Company has been resident for tax purposes in the country of its incorporation (save where stated in the Disclosure Letter with express reference to this warranty) and has not been resident anywhere else at any time since its incorporation and will be so resident at Completion. For the avoidance of doubt, references to residence in this Warranty shall be construed as references to residence as determined by the local law of the jurisdiction or jurisdictions concerned and not by reference to the provisions of any relevant double taxation agreement or convention.

6.3  Deduction from Payments

(a) So far as the Vendor is aware, each Group Company has complied in all material respects with all statutory provisions relating to Taxation which require the deduction of Taxation from any payment made by it, and has properly accounted for any such Taxation which ought to have been accounted for.

6.4  Stamp, Transfer and Registration Duties

(a) All documents to which any Group Company is a party, or which form part of the title to any asset owned or possessed by any Group Company, or which

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

     any Group Company or the Purchaser may need to enforce or produce in evidence in any court of law have (where required) been duly stamped and any stamp registration and transfer duties relating to the same have been duly paid.

                                                                         Page 60

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                                   SCHEDULE 3

                          PRINCIPAL ACCOUNTING POLICIES

(a)  Basis of presentation

     The financial statements have been prepared in accordance with accounting principles generally accepted in the US GAAP.

     The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Actual results might differ from those estimates.

(b)  Revenue recognition

     The Company has adopted the provisions of the Staff Accounting Bulletin 101 "Revenue Recognition", in its accounting policy on revenue recognition.

     The Company recognizes revenue, which is net of business tax, local levies and the portion attributable to China Mobile based on a predetermined basis, from the provision of IVR and SMS services through the GSM network of China Mobile to end customers when persuasive evidence of an arrangement exists, the price is fixed or determinable, services have rendered, and collectibility is reasonably assured.

(c)  Cost of revenues

     Costs of revenues consist primarily of staff costs of which are directly involved in the provision of those services, depreciation of computer equipment and software directly used in the provision of IVR and SMS services, fees paid to third parties for provision of contents, and technical service charges for the maintenance of the IVR platform system.

(d)  Cash and cash equivalents

     Cash and cash equivalents represents cash on hand and demand deposits with interest bearing placed with a bank.

(e)  Accounts receivable

     Allowance for doubtful accounts is made against accounts receivable to the extent they are considered to be doubtful. Accounts receivable in the balance sheet are stated net of such provision.

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(f)  Financial instruments

     Financial instruments of the Company consist of cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accrued liabilities and other payables and due to related parties. As of the balance sheet dates, their estimated fair value approximated their carrying value due to the short-term nature of these instruments.

(g)  Equipment and software

     Equipment and software are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line basis over the following estimated useful lives, taking into account any estimated residual value.

     Computer equipment                 36 months

     Furniture and office equipment     80 months

     Computer software                  36 months

     Costs of computer software obtained for internal use are accounted for in accordance with AICPA SOP 98-1, under which direct costs incurred to obtain computer software from third parties that can provide future benefits are capitalized.

(h)  Valuation of long-lived assets

     The Company adopts Statements of Financial Accounting Standards (SFAS) No.144, "Accounting for the Impairment or Disposal of Long-Lived Assets", for its long-lived asset valuation, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present. Reviews are performed to determine whether the carrying value of asset group is impaired, based on comparison to undiscounted expected future cash flows. If this comparison indicates that there is an impairment, the impaired asset group is written down to fair value, which is determined by either using quoted market prices in active markets or other valuation techniques such as present value techniques. Impairment loss, if any, is measured as the amount by which the carrying amount of asset group exceeds the fair value of the asset group.

(i)  Advertising expenses

     Advertising expenses are expensed as incurred.

(j)  Foreign currency translation

     The functional currency of the Company is RMB. Transactions denominated in currencies other than RMB are translated into RMB at the exchange rates quoted by the People's Bank of China (the PBOC) prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates quoted by the PBOC at the balance sheet dates. The resulting exchange differences are included in the determination of income.

     The financial statements are translated into US dollars using exchange rates in effect at period end for assets and liabilities and average exchange rates during each reporting period for statements of income. Adjustments resulting from translation of these financial statements are reflected as foreign currency translation adjustment of the stockholders' equity in accumulated other comprehensive income. There has been no comprehensive income recognized in the reporting period presented.

(k)  Income taxes

     The Company accounts for income tax using SFAS No. 109 "Accounting for Income Taxes", which requires the asset and liability approach for financial accounting and reporting for income taxes. Under this approach, deferred income taxes are provided for the estimated future tax effects attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, and for the expected future tax benefits from items. Deferred tax assets and liabilities are measured using the enacted tax rates expected in the years of recovery or reversal and the effect from a change in tax rates is recognized in income for the period of enactment. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of, the deferred tax assets will not be realized.

(l)  Segment reporting

     SFAS No. 131 establishes standards for reporting information about operating segments on a basis consistent with the Company's internal organization structure as well as information about geographical areas, business segments and major customers in financial statements.

     No separate segment information is presented as it is the management's view that the services rendered by the Company are of one business segment and the business is conducted in the PRC only.

(m)  New accounting standards

     In April 2003, FASB issued Statement of Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The Company does not expect adoption to have a material impact on its financial position or results of operation.

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

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" (SFAS No. 150). SFAS No. 150 changes the accounting guidance of certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity by now requiring those instruments to be classified as liabilities (or assets in some circumstances) on the balance sheet. Further SFAS No. 150 requires disclosure regarding the terms of those instruments and settlement alternatives. SFAS No. 150 is generally effective for all financial instruments entered into or modified after 31 May 2003, and is otherwise effective at the beginning of the first interim period beginning after 15 June 2003. The Company believes that the adoption of SFAS No. 150 does not have material impact on its financial statements.

     In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements of Guarantees, including Indirect Guarantees of Indebtedness of Others" (FIN 45). FIN 45 elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions under FIN 45 are applicable prospectively to guarantees issued or modified after 31 December 2002. The disclosure requirements are effective for interim or annual periods ending after 15 December 2002 and have been included in the financial statements. The Company believes that the adoption of the related accounting measurement and recognition provisions will not have a material impact on its financial statements.

     In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of APB No. 50", (FIN 46). FIN 46 provides guidance on the identification of and financial reporting for entities over which control is achieved through means other than voting rights. This Interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. The Interpretation applies immediately to variable interest entities created after 31 January 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after 15 June 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before 1 February 2003. As of 31 December 2002 and 30 June 2003, the Company had no investment in variable interest entities.

(n)  Inventories

     Inventories represent finished goods and work in progress. Finished goods which are stated at cost are calculated on the weighted average basis and are stated at the lower of cost and net realizable value. Net realizable value is determined on the basis of anticipated sales proceeds less estimated selling

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     expenses. Work in progress comprises primarily of costs incurred on commercial enterprise solution projects where revenues and costs have not been recognized in the statement of income as customer acceptance has not been obtained. Costs incurred include costs of hardware, software and labor on such projects prior to customer acceptance.

(o)  Goodwill

     Goodwill represents the excess of the purchase price over the fair value of the identifiable assets and liabilities acquired as a result of the Group's acquisitions of interests in its subsidiaries and variable interest entities.

     The Group adopted SFAS No. 142 "Goodwill and Intangible Assets" (SFAS 142) on 1 January 2002. Under SFAS 142, goodwill is no longer amortized, but tested for impairment upon first adoption and annually thereafter, or more frequently if events or changes in circumstances indicate that it might be impaired, using the prescribed two-step process. The first step screens for potential impairment of goodwill if the fair value of the reporting unit is less than its carrying value, while the second step measures the amount of goodwill impairment, if any, by comparing the implied fair value of goodwill to its carrying value.

(p)  Intangibles

     Intangible assets, which primarily include domain names, developed technology, trademark, brand name, customer base, non-compete agreement and operating licences arising either from the contribution of stockholders or the acquisitions of subsidiaries, were initially recognized and measured at fair value upon acquisition. Intangible assets are amortized over their estimated useful lives of three to five years.

     Intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Group evaluates recoverability of assets to be held and used by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the asset. If such asset is considered to be impaired, the impairment loss is measured as the carrying amount of the asset exceeds the fair value of the asset calculated using a discounted future cash flow analysis.

     The amortization methods and estimated useful lives of intangible assets are reviewed regularly.

(q)  Stock-based compensation

     In accordance with the provision of SFAS No.148, "Accounting for Stock-Based Compensation-Transition and Disclosure", the Company has selected the disclosure only provisions related to employee stock options and share purchases and follows the provisions of Accounting Principles Board Opinion No. 25 (APB 25) in accounting for stock options and shares issued to employees. Under APB 25, compensation expense, if any, is recognized as the difference between the exercise price and the estimated fair value of the common stock on the measurement date, which is typically the date of grant, and is expensed ratably over the service period, which is typically the vesting period.

(r)  Minority interests

     Minority interests represent the proportionate equity interests of the stockholders, other than the Company or its controlled entities, in the Company's combined subsidiaries which are not wholly-owned.

(s)  Comprehensive income

     Comprehensive income is defined as the change in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Accumulated other comprehensive income of the Group represents the cumulative foreign currency translation adjustment.

                                   SCHEDULE 4

                           LIST OF DISCLOSED DOCUMENTS

--------------------------------------------------------------------------------
Index    DD List   Document Title
 No.       No.
--------------------------------------------------------------------------------
  1.     A1, A8,   Corporate Business License (13 May 2003)
         B1, B2,   -------------------------------------------------------------
           B5      Articles of Association (28 June 2002) and Register of
                   Members
                   -------------------------------------------------------------
                   The First Amendment Proposal to the Articles of Association
                   (24 April 2003)
                   -------------------------------------------------------------
                   The Registration Certificate of Company Statistics
                   -------------------------------------------------------------
                   The Tax Registration Certificate of State Tax Bureau and
                   Local Tax Bureau (31 July 2002 to 30 July 2032)
                   -------------------------------------------------------------
                   Value-added Telecommunication Business Operation Permit (27
                   March 2003 to 28 March 2008)
                   -------------------------------------------------------------
                   The PRC Telecommunication and Information Service Business
                   Operation Permit (9 September 2002)
                   -------------------------------------------------------------
                   Telecommunication and Information Service Business - The
                   Notice Regarding the Pass of Annual Review of the Operation
                   Permit (8 April 2003)
                   -------------------------------------------------------------
                   Beijing Telecommunication Administration (Telecommunication
                   Business Examination [2002] Zhi No. 344 Letter) - The Reply
                   Regarding Internet Information Service Business (4 September
                   2002)
                   -------------------------------------------------------------
                   Beijing High-New Technology Enterprise Approval Certificate
                   (10 June 2003)
                   -------------------------------------------------------------
                   The List of Executive Directors, Supervisors and Managers
                   -------------------------------------------------------------
                   Capital Verification Report upon Commencement of Operation
                   (25 July 2002)
                   -------------------------------------------------------------
                   Capital Verification Report upon Alteration (28 April 2003)
--------------------------------------------------------------------------------
  2.     A3, H1,   Staff List
           H3
--------------------------------------------------------------------------------
  3.       A4      Capital Contribution Deposit Report (the third batch): RMB
                   100,000, RMB 400,000 (28 April 2003), RMB 400,000 (25 July
                   2002)
                   Cash Deposit Report of Chinese Construction Bank: RMB
                   100,000, RMB 400,000 (28 April 2003 ) RMB 100,000 (25 July
                   2002)
--------------------------------------------------------------------------------
  4.       A5      Resolutions in General Meetings (24 April 2003)
--------------------------------------------------------------------------------
  5.       A11     12 Internal Agreements (25 July 2002)
--------------------------------------------------------------------------------
  6.     E1, E3,   Monternet SMS Business Cooperation Agreement - Agreement No.
           E5      WJ-024
                   -------------------------------------------------------------
                   Monternet SMS Business Cooperation Agreement - Agreement No.
                   WJ-012 (4 December 2002)
                   -------------------------------------------------------------
                   Interactive Voice Response Business Cooperation Agreement -
                   Agreement No. 001, WJ-005 (30 October 2002)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Index    DD List   Document Title
  No.      No.
--------------------------------------------------------------------------------
                   Amendments to the Interactive Voice Response Business
                   Cooperation Agreement - Agreement No. 004, WJ-027 (3 June
                   2003)
--------------------------------------------------------------------------------
                   12586 Online Media Business Cooperation Agreement - Agreement
                   No. 002, WJ-036 (3 July 2003)
                   -------------------------------------------------------------
                   Cooperation Agreement (with Beijing Mingxing Dongli Shuma
                   Science and Technology Ltd.) - Agreement No. WJ-004 (13
                   November 2002)
                   -------------------------------------------------------------
                   Supplementary Agreement (with Beijing Mingxing Dongli Shuma
                   Science and Technology Ltd.) - Agreement No. WJ-030 (10 June
                   2003)
--------------------------------------------------------------------------------
  7.       E7      Cooperation Agreement (Activity Site Operation) No.:
                   LTWJ-1452
--------------------------------------------------------------------------------
                   Cooperation Agreement (Press Conference) No.: LTWJ-1453
--------------------------------------------------------------------------------
                   Agreement for Change and Termination of Major Entity,
                   LTWJ-1764
--------------------------------------------------------------------------------
  8.     F1, F2    Real Estate Rental Agreement (16 June 2003)
--------------------------------------------------------------------------------
  9.     H2, H3    Labour Agreement (30 June 2003)
--------------------------------------------------------------------------------
  10.      I2      Domain Registration Certificate (30 August 2002)
--------------------------------------------------------------------------------
  11.   J1 to J6   State Tax Bureau Beijing Development Region Branch (Kai Guo
                   Shui Han [2003] No. 127): The Reply Regarding the Application
                   for Taxation Preferential Treatment of New Technology
                   Enterprise (18 August 2003)
--------------------------------------------------------------------------------
  12.      K1      Accounts Receivables (30 June 2003)
--------------------------------------------------------------------------------
  13.      L2      Competition - Competitors Analysis
--------------------------------------------------------------------------------
  14.              (a)  Board resolution dated 20 August 2003 approving the
                   transfer of one issued share in Puccini International Limited from Ms. Chau Hoi Shuen to Cranwood Company Limited;

                   (b) The instrument of transfer executed by Ms. Chau Hoi Shuen transferring one issued share in Puccini International Limited to Cranwood Company Limited; and

                   (c) The register of members registering the transfer of one issued share in Puccini International Limited from Ms. Chau Hoi Shuen to Cranwood Company Limited.
--------------------------------------------------------------------------------
  15. Appraisal Report issued by American Appraisal International Valuation Consultancy in relation to certain Computer equipment.
--------------------------------------------------------------------------------

                                   SCHEDULE 5

                                 LOAN TERM SHEET

Borrower:                [TOM.COM LIMITED] [TOM ONLINE INC.]*

Lender:                  Cranwood Company Limited

Purpose:                 General working capital purposes

Loan Amount:             50% of the amount which represents the Cash
                         Consideration actually received by the Vendor at that time less the aggregate amount of any Claims which have not already been deducted by the Purchaser in accordance with the provisions of either clauses 4.12 or 4.13

Currency:                US dollars

Drawdown Request:        Within 10 Business Days of Final Payment Date

Drawdown:                The Loan will be available for drawdown within three
                         (3) Business Days of the Drawdown Request such date being the "Drawdown Date". The Borrower shall draw down the entire amount of this loan on the Drawdown Date

Collateral:              None required

Interest Rate:           LIBOR plus 50-basis points

Interest Payment Date:   3, 6, 9 and 12 months after the Drawdown Date

Interest Payment:        Payable on each Interest Payment Date. Interest will be
                         computed on actual number of days elapsed and shall be payable in arrears

Maturity Date:           Twelve (12) months of the Drawdown Date. All
                         outstanding interest and principal of the Loan shall become due and payable on the Maturity Date

Prepayment:              All or any portion of the Loan may be prepaid at any
                         time without penalty

Governing Law:           The loan documentation will be governed by the laws of
                         Hong Kong
--------------------------------------------------------------------------------

*    As appropriate.

AS WITNESS this Agreement has been signed on behalf of the Parties the day and year first before written.

SIGNED by                     )
for and on behalf of          )
CRANWOOD COMPANY LIMITED      )
in the presence of:           )

SIGNED by                     )
for and on behalf of          )
BRIGHT HORIZON ENTERPRISES    )
LIMITED                       )
in the presence of:           )

SIGNED by                     )
for and on behalf of          )
TOM.COM LIMITED               )
in the presence of:           )

SIGNED by                     )
for and on behalf of          )
TOM ONLINE INC.               )
in the presence of:           )